     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1998.


                                                      REGISTRATION NO. 333-49541
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                        NIAGARA MOHAWK POWER CORPORATION
             (Exact name of registrant as specified in its charter)

                           NEW YORK                                                       15-0265555
               (State or Other Jurisdiction of                                         (I.R.S. Employer
                Incorporation or Organization)                                      Identification Number)

                         ------------------------------

                            300 ERIE BOULEVARD WEST
                            SYRACUSE, NEW YORK 13202
                                 (315) 474-1511
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                               WILLIAM F. EDWARDS
                        NIAGARA MOHAWK POWER CORPORATION
                            SENIOR VICE PRESIDENT &
                            CHIEF FINANCIAL OFFICER
                            300 ERIE BOULEVARD WEST
                            SYRACUSE, NEW YORK 13202
                                 (315) 474-1511
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

            ROBERT E. BUCKHOLZ, JR., ESQ.                             DANIEL G. KELLY, JR., ESQ.
                 SULLIVAN & CROMWELL                                       SIDLEY & AUSTIN
                   125 BROAD STREET                                        875 THIRD AVENUE
               NEW YORK, NEW YORK 10004                                NEW YORK, NEW YORK 10022

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                         ------------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
/ / __________________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 17, 1998


                                                                   [LOGO]
PROSPECTUS
June   , 1998

                                 $3,450,000,000

                        NIAGARA MOHAWK POWER CORPORATION

     $300,000,000  % SERIES A SENIOR NOTES DUE 1999  $400,000,000  % SERIES E  SENIOR  NOTES DUE 2003
    $450,000,000  % SERIES B  SENIOR NOTES DUE 2000  $400,000,000  % SERIES F  SENIOR  NOTES DUE 2005
    $400,000,000  % SERIES C  SENIOR NOTES DUE 2001  $600,000,000  % SERIES G SENIOR  NOTES DUE 2008
     $400,000,000  % SERIES D SENIOR NOTES DUE 2002  $500,000,000  % SENIOR DISCOUNT NOTES DUE 2010

    The Series A through G Senior Notes and the Senior Discount Notes (collectively, the "Notes") are being offered (the "Offering") by Niagara Mohawk Power Corporation (the "Company"). Interest on the Series A, C and E Notes will be payable semi-annually in arrears on January 1 and July 1 of each year, commencing on January 1, 1999. Interest on the Series B, D, F and G Notes will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 1998. The Series A through G Notes will be redeemable at the option of the Company, in whole or in part, at any time, at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon, if any, plus the Make-Whole Premium (as defined). In addition, the Company may, at its option, by delivering a notice of redemption at any time during the period from April 1, 1999 through December 31, 2000 use the cash proceeds from any sale or sales of certain assets to redeem up to $500.0 million aggregate principal amount of the Series B through F Notes on a pro rata basis (by series) at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon, if any, to the date of redemption (the "Special Redemption"). See "Description of Notes--Special Redemption."


    The Senior Discount Notes will be issued in such aggregate principal amount and bear such rate of interest as will generate gross proceeds of approximately $ million and will be issued at a substantial discount from their principal amount. See "Description of Notes" and "Certain United States Federal Income Tax
Considerations." The Senior Discount Notes will accrete at a rate of   %,
compounded semi-annually, to an aggregate principal amount at maturity of $500.0 million by July 1, 2003. Thereafter, the Senior Discount Notes will accrue cash
interest at a rate of   % per annum, payable semi-annually on January 1 and July
1 of each year, commencing January 1, 2004. The Senior Discount Notes will be redeemable at the option of the Company, in whole or in part, at any time prior to July 1, 2003, at a redemption price equal to 100% of the Accreted Value (as defined) thereof plus the Make-Whole Premium, and at any time on or after July 1, 2003, at the redemption prices set forth herein, plus accrued interest, if any, to the date of redemption. See "Description of Notes-- Optional Redemption."


    Upon the occurrence of a Change of Control Triggering Event (as defined), the holders of the Notes will have the right to require the Company to repurchase their Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof (in the case of the Series A through G Notes) or 101% of the Accreted Value of the Senior Discount Notes (if such repurchase occurs prior to July 1, 2003) or 101% of the principal amount at maturity of the Senior Discount Notes (if such repurchase occurs on or after July 1, 2003), plus accrued interest thereon, if any, to the date of repurchase. There can be no assurance that the Company will have sufficient funds to repurchase the Notes following a Change of Control Triggering Event.

    The Notes are senior unsecured obligations of the Company and will rank PARI PASSU in right of payment to all existing and future senior indebtedness of the Company ("Senior Indebtedness"). Upon completion of the Offering, the Company will have outstanding approximately $6.8 billion of Senior Indebtedness, consisting primarily of $2.8 billion of First Mortgage Bonds (as defined), which are secured by a lien on substantially all of the Company's utility property, $529.0 million of borrowings under the Credit Facility (as defined), which are secured with First Mortgage Bonds, $20.0 million of unsecured Medium Term Notes (as defined) and the Notes. In addition, the Company will have available up to $275.0 million under the Credit Facility. Upon completion of the Offering, the Company will not have any outstanding indebtedness that ranks junior in right of payment to the Notes ("Subordinated Indebtedness"). Under the terms of the Indenture (as defined), the Company may in the future issue additional First Mortgage Bonds, including in connection with a refinancing of the Credit Facility, and additional series of Notes, as well as Subordinated Indebtedness, subject to certain exceptions. See "Description of Notes" and "Description of Other Indebtedness."

    The Company does not intend to list the Notes on any national securities exchange. Although the Underwriters have indicated that they currently intend to make a market in the Notes, there can be no assurance that any market for the Notes will develop or, if any such market develops, that it would continue to exist. Such market-making activities may be discontinued at any time.

    SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS PRIOR TO ANY INVESTMENT IN THE NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                            A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------------------------------
                                                                   PRINCIPAL OR          PRICE TO           UNDERWRITING
                                                                 PRINCIPAL AMOUNT           THE             DISCOUNTS AND
                                                                    AT MATURITY           PUBLIC           COMMISSIONS(1)
-----------------------------------------------------------------------------------------------------------------------------
Per Series A Note.............................................      $300,000,000                      %                     %
Per Series B Note.............................................      $450,000,000                      %                     %
Per Series C Note.............................................      $400,000,000                      %                     %
Per Series D Note.............................................      $400,000,000                      %                     %
Per Series E Note.............................................      $400,000,000                      %                     %
Per Series F Note.............................................      $400,000,000                      %                     %
Per Series G Note.............................................      $600,000,000                      %                     %
Per Senior Discount Note......................................      $500,000,000                      %                     %
    Total.....................................................  $  3,450,000,000     $                  $
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------
                                                                     PROCEEDS TO
                                                                         THE
                                                                     COMPANY(2)
--------------------------------------------------------------
Per Series A Note.............................................                       %
Per Series B Note.............................................                       %
Per Series C Note.............................................                       %
Per Series D Note.............................................                       %
Per Series E Note.............................................                       %
Per Series F Note.............................................                       %
Per Series G Note.............................................                       %
Per Senior Discount Note......................................                       %
    Total.....................................................  $
--------------------------------------------------------------

(1) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."

(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $2,087,240.

    The securities are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to various prior conditions. It is expected that delivery of the Notes will be made in New
York, New York against payment therefor on or about      1998, which will be the
eighth business day following the date hereof (such settlement cycle being herein referred to as "T+8"). Purchasers of the Notes should note that trading of the Notes on the date hereof or the next four succeeding business days may be affected by the T+8 settlement. See "Underwriting."

                          DONALDSON, LUFKIN & JENRETTE
                                   SECURITIES
                     CORPORATION

MERRILL LYNCH & CO.

              WASSERSTEIN PERELLA SECURITIES, INC.

                                 J.P. MORGAN & CO.

                                           SALOMON SMITH BARNEY

                                                      CITICORP SECURITIES, INC.

                                                                TD SECURITIES

                                    [LOGO]

THE UNDERWRITERS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE (OR INCORPORATED BY REFERENCE) IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS ENCOURAGED TO READ THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IN THEIR ENTIRETY. SEE "GLOSSARY OF CERTAIN ELECTRICITY, NATURAL GAS TERMS AND ACCOUNTING" APPEARING AS APPENDIX A FOR DEFINITIONS OF CERTAIN TERMS USED IN THIS PROSPECTUS.

                                  THE COMPANY

    Niagara Mohawk Power Corporation (the "Company") is engaged in the generation, purchase, transmission, distribution and sale of electricity and the purchase, distribution, sale and transportation of natural gas in New York State. The Company provides electric service to its customers in areas of central, northern and western New York having a total population of approximately 3.5 million, including the cities of Buffalo, Syracuse, Albany, Utica, Schenectady, Niagara Falls, Watertown and Troy. The Company sells, distributes and transports natural gas in areas of central, northern and eastern New York contained within the Company's electric service territory having a total population of approximately 1.7 million. The Company owns or has a significant ownership interest in seven principal fossil and nuclear electric generating facilities and a total capacity of approximately 5,299 megawatts ("MW") of electricity.


    In 1997, the Company entered into two related agreements that it believes will significantly improve its financial outlook, namely the PowerChoice Settlement Agreement dated October 10, 1997 (as modified by the PSC Order (as defined), the "PowerChoice Agreement") and the Master Restructuring Agreement dated July 9, 1997, as amended (the "MRA"). Pursuant to the PowerChoice Agreement, the Company and the New York State Public Service Commission (the "PSC"), which regulates utilities in the State of New York, have agreed to a five-year rate plan and the Company has agreed to divest its fossil and hydro generating facilities (the "Genco Divestiture"), representing 4,217 MW of capacity and approximately $1.1 billion of net book value. The PSC issued a written order approving the PowerChoice Agreement and the MRA on March 20, 1998 (the "PSC Order"). The Company currently intends to use the proceeds from any Genco Divestiture to reduce indebtedness. Pursuant to the MRA, the Company and 14 independent power producers ("IPPs") have agreed to terminate, restate or amend 27 power purchase agreements ("PPAs") between the Company and such IPPs in exchange for cash and shares of the Company's common stock (the "Common Stock"). The closing of this Offering is contingent upon and expected to occur concurrently with the consummation of the MRA. The closing of the MRA is presently scheduled for June 30, 1998. The proceeds from this Offering, together with cash on hand, will be used to fund the Company's cash obligation under the MRA. Pursuant to the MRA, the Company will also issue approximately 42.9 million shares of Common Stock either directly to the IPP Parties or a portion of such
42.9 million shares may be sold in a public offering and the net proceeds thereof paid to the IPP Parties. See "Description of Other Indebtedness," "Use of Proceeds" and "The MRA and the PowerChoice Agreement."


    For the twelve months ended March 31, 1998, the Company derived approximately 84.5% of its revenues from the sale and transmission of electricity and 15.5% of its revenues from the sale, distribution and transportation of natural gas. During such period, the Company had revenues, EBITDA (earnings before interest, income taxes, depreciation and amortization and extraordinary items), interest charges and net income of approximately $3.9 billion, $859.7 million, $272.0 million, and $100.7 million, respectively. After giving pro forma effect to the consummation of the MRA and the Offering, and the principal terms of the PowerChoice Agreement excluding the Genco Divestiture, the Company would have had revenues, EBITDA, interest charges and net loss of approximately $3.8 billion, $1.3 billion, $505.5 million, and $(27.9) million, respectively. See "The MRA and the PowerChoice Agreement" and the "Pro Forma Condensed Financial Statements" set forth herein.

    The Company's principal executive offices are located at 300 Erie Boulevard West, Syracuse, New York 13202, and its telephone number is (315) 474-1511.

BACKGROUND OF TRANSACTION

    The Company entered into the PPAs that are subject to the MRA because it was required to do so under the Public Utility Regulatory Policies Act of 1978 ("PURPA"), which was intended to provide incentives for businesses to create alternative energy sources. Under PURPA, the Company was required to purchase electricity generated by qualifying facilities of IPPs at prices that were not expected to exceed the cost that otherwise would have been incurred by the Company in generating its own electricity, or in purchasing it from other sources (known as "avoided costs"). While PURPA was a federal initiative, each state retained certain delegated authority over how PURPA would be implemented within its borders. In its implementation of PURPA, the State of New York passed the "Six-Cent Law," establishing 6 CENTS per kilowatt hour ("Kwh") as the floor on avoided costs for projects less than 80 MW in size. The Six-Cent Law remained in place until it was amended in 1992 to deny the benefit of the statute to any future PPAs. The avoided cost determinations under PURPA were periodically increased by the PSC during this period. PURPA and the Six-Cent Law, in combination with other factors, attracted large numbers of IPPs to New York State, and, in particular, to the Company's service territory, due to the area's existing energy infrastructure and availability of cogeneration hosts. The pricing terms of substantially all of the PPAs that the Company entered into in compliance with PURPA and the Six-Cent Law or other New York laws were based, at the option of the IPP, either on administratively determined avoided costs or minimum prices, both of which have consistently been materially higher than the wholesale market prices for electricity.

    Since PURPA and the Six-Cent Law were passed, the Company has been required to purchase electricity from IPPs in quantities in excess of its own demand and at prices in excess of those available to the Company by internal generation or for purchase in the wholesale market. In fact, by 1991 the Company was facing a potential obligation to purchase power from IPPs substantially in excess of its peak demand of 6,093 MW. As a result, the Company's competitive position and financial performance have deteriorated and the price of electricity paid per Kwh by its customers has risen significantly above the national average. Accordingly, in 1991 the Company initiated a parallel strategy of negotiating individual PPA buyouts, cancellations and renegotiations, and of pursuing regulatory and legislative support and litigation to mitigate the Company's obligation under the PPAs. By mid-1996, this strategy had resulted in reducing the Company's obligations to purchase power under its PPA portfolio to approximately 2,700 MW. Notwithstanding this reduction in capacity, over the same time period, the payments made to the IPPs in respect of their PPAs rose from approximately $200 million in 1990 to approximately $1.1 billion in 1997 as independent power facilities from which the Company was obligated to purchase electricity commenced operations. The Company estimates that absent the MRA, payments made to the IPPs pursuant to PPAs would continue to escalate by approximately $50 million per year until 2002.

    Recognizing the competitive trends in the electric utility industry and the impracticability of remedying the situation through a series of customer rate increases, in mid-1996, the Company began comprehensive negotiations to terminate, amend or restate a substantial portion of above-market PPAs in an effort to mitigate the escalating cost of these PPAs as well as to prepare the Company for a more competitive environment. These negotiations led to the MRA and the PowerChoice Agreement. See "The MRA and the PowerChoice Agreement."

THE MRA

    The MRA is an agreement among the Company and 14 IPPs (the "IPP Parties") that sell electricity to the Company under 27 PPAs, representing in excess of 75% of the Company's estimated above-market power purchase obligation. The Company expects to consummate the MRA concurrently with and as a condition to the Offering. Upon consummation of the MRA, the 27 PPAs will be terminated, restated or amended in exchange for an aggregate payment to the IPP Parties of approximately $3.6 billion in cash and approximately 42.9 million shares of Common Stock (representing approximately 23% of the Company's outstanding shares following such issuance). The closing of the MRA is subject to approval by the Company's common shareholders of the issuance of Common Stock to the IPP Parties. See "The MRA and the PowerChoice Agreement."

THE POWERCHOICE AGREEMENT

    On March 20, 1998, the Company received written approval from the PSC for the PowerChoice Agreement, which establishes a five-year rate plan and incorporates the terms of the MRA. The key elements of the PowerChoice Agreement include: (i) a revenue reduction (exclusive of reductions in the New York State Gross Receipts Tax ("GRT")) of approximately $111.8 million for all customer classes to be phased-in over three years beginning upon the consummation of the MRA; (ii) a cap on prices to electric customers in years four and five of the five-year term; (iii) an allowance for the Company to recover stranded costs (including the recoverable costs associated with the MRA); (iv) the permission to establish a regulatory asset, reflecting the recoverable costs of the MRA which will be amortized generally over ten years (the "MRA Regulatory Asset");
(v) an agreement by the Company to divest its fossil and hydro electric generating facilities (4,217 MW) within a defined time period and retain its nuclear generating facilities (1,082 MW) with a commitment to explore their divestiture at a later date; and (vi) an agreement by the Company to provide its retail electric customers with the option to choose their supplier of electricity by no later than December 1999. See "The MRA and the PowerChoice Agreement."

BUSINESS STRATEGY

    In New York State, where the Company's principal assets are located, the PSC has established guidelines and goals for the development of a competitive electricity market through the Competitive Opportunities Proceeding. The PSC's stated goals include (i) lowering customer rates; (ii) increasing customer choice; (iii) maintaining reliability of service; (iv) continuing environmental and public policy programs; (v) mitigating concerns about market power; and (vi) continuing customer protections and the obligation to serve. In addition, the PSC has stated that electric utilities may recover stranded costs from customers through a non-bypassable "wires" charge, known as a Competitive Transition Charge ("CTC"), to be collected by electric distribution companies. Stranded costs are utility costs that cannot be fully recovered from customers in rates established in a competitive market. However, the PSC also cautioned that a careful balancing of customer and electric utility interests and expectations is necessary, and that the level of stranded cost recovery will ultimately depend on the particular circumstances of each electric utility. Six of the seven investor-owned electric utilities in New York State have had major restructuring proposals approved, including the Company's PowerChoice Agreement.

    Management believes that the MRA and the PowerChoice Agreement provide the Company with financial stability and create an improved platform from which to build value. The primary objective of the MRA is to convert a large and growing off-balance sheet payment obligation that threatens the financial viability of the Company into a fixed and manageable capital obligation. Accordingly, the Company believes that the lower contractual obligations resulting from the MRA will significantly improve cash flow which can be dedicated to reduce indebtedness incurred to fund the MRA. With the PowerChoice Agreement, the Company has established lower prices for its industrial, commercial and residential electric customers for a period of three years and reasonable certainty of prices for the two years thereafter. The MRA also facilitates the creation of a competitive electricity supply market in the Company's service territory.

    In the near term, the Company believes the greatest opportunity for improving the cash flow and financial condition of the Company will come from focusing on the regulated electric transmission, distribution, nuclear and gas operations. The Company will continue to emphasize operational excellence and seek to improve margins through cost reductions. In addition, the Company intends to pursue low risk unregulated business opportunities. Pursuant to the PowerChoice Agreement, the Company has an opportunity to form a holding company which, if formed, would enhance the Company's ability to explore unregulated business opportunities to foster longer-term strategic growth. The Company is seeking approval from its shareholders for the formation of a holding company. The implementation of a holding company structure, if approved by the Company's shareholders, would only occur following various regulatory approvals. Upon formation of a holding company, the Company's obligations under the Notes would remain with the Company and would not be transferred to the holding company.

                                  THE OFFERING

Securities Offered..............  $300.0 million principal amount of   % Series A Senior
                                  Notes due 1999; $450.0 million principal amount of   %
                                  Series B Senior Notes due 2000; $400.0 million principal
                                  amount of   % Series C Senior Notes due 2001; $400.0
                                  million principal amount of   % Series D Senior Notes due
                                  2002; $400.0 million principal amount of   % Series E
                                  Senior Notes due 2003; $400.0 million principal amount of
                                    % Series F Senior Notes due 2005; $600.0 million
                                  principal amount of   % Series G Senior Notes due 2008;
                                  $500.0 principal amount at maturity of   % Senior Discount
                                  Notes due 2010.
Maturity Dates..................  The Series A, C and E Notes will mature on July 1, 1999,
                                  2001 and 2003, respectively. The Series B, D, F and G
                                  Notes will mature on October 1, 2000, 2002, 2005 and 2008, respectively. The Senior Discount Notes will mature on
                                  July 1, 2010.
Interest Payment Dates..........  Interest on the Series A, C and E Notes will be payable semi-annually in arrears on January 1 and July 1 of each
                                  year, commencing on January 1, 1999. Interest on the
                                  Series B, D, F and G Notes will be payable semi-annually
                                  in arrears on April 1 and October 1 of each year,
                                  commencing on October 1, 1998.
                                  The Senior Discount Notes will accrete at a rate of    %,
                                  compounded semi-annually on January 1 and July 1 of each
                                  year, commencing July 1, 1998, to an aggregate principal
                                  amount of $500.0 million by July 1, 2003. Thereafter, the
                                  Senior Discount Notes will accrue cash interest at a rate
                                  of   % per annum, payable semi-annually on January 1 and
                                  July 1 of each year, commencing January 1, 2004.
Ranking.........................  The Notes are senior unsecured obligations of the Company and will rank PARI PASSU in right of payment to the Senior
                                  Indebtedness. Upon completion of the Offering, the Company will have outstanding approximately $6.8 billion of Senior
                                  Indebtedness, consisting primarily of $2.8 billion of
                                  First Mortgage Bonds, which are secured by a lien on
                                  substantially all of the Company's utility property,
                                  $529.0 million of borrowings under the Credit Facility,
                                  which are secured with First Mortgage Bonds, $20.0 million of unsecured Medium Term Notes, and the Notes. See
                                  "Description of Other Indebtedness."
Mandatory Redemption............  The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes prior
                                  to maturity. Under certain circumstances, the Company is
                                  required to make an offer to repurchase Notes. See
                                  "Description of Notes--Proceeds of Certain Asset Sales."
Optional Redemption.............  The Series A through G Notes will be redeemable at the option of the Company, in whole or in part, at any time,
                                  at a redemption price equal to 100% of the principal
                                  amount thereof plus accrued interest thereon, if any, plus the Make-Whole Premium.
                                  The Senior Discount Notes will be redeemable at the option of the Company, in whole or in part, at any time prior to
                                  July 1, 2003 at a redemption price equal to 100% of the
                                  Accreted Value thereof plus the Make-Whole Premium and at
                                  any time on or after July 1, 2003 at the redemption prices set forth herein, plus accrued interest

                                  thereon, if any, to the date of redemption. See
                                  "Description of Notes--Optional Redemption."
Special Redemption..............  The Company may, at its option, by delivering a notice of redemption at any time during the period from April 1,
                                  1999 through December 31, 2000, use the Net Proceeds from
                                  any sale or sales of its fossil and hydro generating
                                  facilities to redeem up to $500.0 million aggregate
                                  principal amount of the Series B through F Notes on a pro
                                  rata basis (by series) at a redemption price equal to 100%
                                  of the principal amount thereof plus accrued interest
                                  thereon, if any, to the date of redemption. See
                                  "Description of Notes--Special Redemption."
Change of Control...............  Upon the occurrence of a Change of Control Triggering
                                  Event, the holders of the Notes will have the right to
                                  require the Company to repurchase their Notes, in whole or in part, at a price equal to 101% of the aggregate
                                  principal amount thereof (in the case of the Series A
                                  through G Notes) or 101% of the Accreted Value of the
                                  Senior Discount Notes (if such repurchase occurs prior to
                                  July 1, 2003) or 101% of the principal amount at maturity
                                  of the Senior Discount Notes (if such repurchase occurs on or after July 1, 2003), plus accrued interest thereon, if
                                  any, to the date of repurchase. There can be no assurance
                                  that the Company will have sufficient funds to repurchase
                                  the Notes following a Change of Control Triggering Event.
                                  See "Description of Notes--Change of Control."
Covenants.......................  The indenture under which the Notes will be issued (the
                                  "Indenture") will contain certain covenants that, among
                                  other things, limit the ability of the Company to pay
                                  dividends, incur additional indebtedness, secure certain
                                  indebtedness without also securing the Notes, enter into
                                  certain transactions with affiliates or consummate certain mergers or consolidations. See "Description of Notes."
Original Issue Discount.........  The Senior Discount Notes are being issued with original issue discount for U.S. federal income tax purposes. Thus, although cash interest will not be payable on the Senior
                                  Discount Notes prior to January 1, 2004, holders will be
                                  required to include amounts in gross income for U.S.
                                  federal income tax purposes in advance of receipt of the
                                  cash payments to which the income is attributable. See
                                  "Certain United States Federal Income Tax Considerations--
                                  Original Issue Discount."


                              RECENT DEVELOPMENTS

    Following discussions with the staff of the Securities and Exchange Commission, the Company has restated its financial results for 1997. Originally, the Company's fourth-quarter 1997 reported financials reflected a one-time, non-cash charge of $190.0 million, or $0.85 per share related to the MRA, that the Company determined was necessary after reviewing the PSC Order. Subsequently, the Company has decided to reflect the non-cash charge in 1998 upon consummation of the MRA, which is presently scheduled for June 30, 1998. As a result of such restatement, the Company will report restated 1997 earnings of $145.9 million, or $1.01 per share, as compared to the previously reported earnings of $22.4 million, or $0.16 per share. In addition, the Company will report a restated fourth-quarter loss of $(1.4) million, or $(0.01) per share, as compared to the previously reported loss of $(124.9) million or $(0.86) per share. All financial data in this Prospectus have been presented to reflect such restatement.

                                USE OF PROCEEDS

    The Company will use the net proceeds from the Offering, together with cash on hand to make cash payments to the IPP Parties in connection with the MRA. Pursuant to the MRA, the Company will also issue approximately 42.9 million shares of Common Stock either directly to the IPP Parties or, subject to an amendment to the MRA, a portion of such 42.9 million shares may be sold in a public offering and the net proceeds thereof paid to the IPP Parties. See "Use of Proceeds" and "The MRA and the PowerChoice Agreement."

                                  RISK FACTORS

    Prospective investors should consider carefully the risks discussed under "Risk Factors" before deciding to invest in the Notes.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

    The following table presents certain historical and pro forma financial and operating data of the Company as of the dates and for the periods indicated. The historical financial data as of the end of and for each of the three years in the period ended December 31, 1997 are derived from the audited consolidated financial statements of the Company. The historical financial data as of and for the three months ended March 31, 1997 and March 31, 1998 are derived from the unaudited financial statements of the Company, which in the opinion of management, contain all adjustments necessary for a fair presentation thereof. The following data should be read in conjunction with "Pro Forma Condensed Financial Statements," "Selected Historical Financial Data," "Management's Discussion of Pro Forma Condensed Financial Statements" and the Consolidated Financial Statements of the Company, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. The pro forma financial data are not necessarily indicative of the results that would be achieved if the pro forma transactions had occurred on the dates indicated or the results that will be achieved in the future. The results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be achieved for the full year ending December 31, 1998.

                                                                                                              TWELVE
                                                                                                              MONTHS
                                                                                                              ENDED
                                       YEAR ENDED DECEMBER 31,              THREE MONTHS ENDED MARCH 31,    MARCH 31,
                             -------------------------------------------  --------------------------------  ----------
                                                              PRO FORMA                         PRO FORMA   PRO FORMA
                               1995       1996       1997      1997 (1)     1997       1998      1998(1)     1998(1)
                                                   (Dollars in thousands except per share data)

STATEMENT OF INCOME DATA:
  Operating revenues.......  $3,917,338 $3,990,653 $3,966,404 $3,870,904  $1,163,832 $1,098,404 $1,074,529  $3,805,476
  Operating income.........    684,034    522,338    558,839     606,839    231,937    134,297     144,797     503,199
  Interest charges.........    279,674    278,033    273,906     511,806     67,538     65,590     123,965     505,458
  Income before federal and
    foreign income taxes...    407,429    280,248    309,930     113,630    171,499     72,932      23,457      13,463
  Net income (loss)........    248,036    110,390    183,335      55,735    103,022     20,363     (11,787)    (27,924)
  Balance available for
    common stock...........    208,440     72,109    145,938      18,338     93,623     11,140     (21,010)    (65,145)

  Average shares of common
    stock outstanding (in
    thousands).............    144,329    144,350    144,404     187,304    144,389    144,419     187,319     187,312
  Basic and diluted
    earnings (loss) per
    average share of common
    stock..................  $    1.44  $    0.50  $    1.01  $     0.10  $    0.65  $    0.08  $    (0.11) $    (0.35)

OTHER OPERATING DATA:
  EBITDA (2)...............  $ 929,130  $ 957,549  $ 961,502  $1,426,702    358,863  $ 222,273  $  337,073  $1,318,887
  Net cash interest (3)....    260,548    244,501    226,890     446,290     56,305     54,783     108,936     440,368
  Capital expenditures
    (4)....................    345,804    352,049    290,757     290,757     53,552    132,354     132,354     369,559
  Amortization of MRA
    Regulatory Asset.......     --         --         --         378,000     --         --          94,500     378,000
  Depreciation and
    amortization...........    317,831    329,827    339,641     339,641     84,222     87,950      87,950     343,369

  Ratio of EBITDA to net
    cash interest (5)......        3.6x       3.9x       4.2x        3.2x       6.4x       4.1x        3.1x        3.0x

BALANCE SHEET DATA (AT END
  OF PERIOD):
  Net utility plant........  $7,007,853 $6,957,615 $6,868,044 $6,868,044  $6,919,730 $6,897,664 $6,897,664  $6,897,664
  Regulatory assets
    (including MRA
    Regulatory Asset)......  1,300,812  1,214,306  1,176,824   5,166,024  1,171,468  1,174,570   5,162,570   5,162,570
  Total assets.............  9,477,869  9,427,635  9,584,141  13,412,941  9,515,010  9,707,583  13,536,383  13,536,383

                                                                                                              TWELVE
                                                                                                              MONTHS
                                                                                                              ENDED
                                       YEAR ENDED DECEMBER 31,              THREE MONTHS ENDED MARCH 31,    MARCH 31,
                             -------------------------------------------  --------------------------------  ----------
                                                              PRO FORMA                         PRO FORMA   PRO FORMA
                               1995       1996       1997      1997 (1)     1997       1998      1998(1)     1998(1)
                                                              (Dollars in thousands)

CAPITALIZATION (AT END OF
  PERIOD):
  Long-term debt, excluding
    current portion........  $3,582,414 $3,477,879 $3,417,381 $6,689,381  $3,478,628 $3,418,299 $6,690,299  $6,690,299
  Preferred stock,
    excluding current
    portion................    536,850    526,730    516,610     516,610    526,730    516,610     516,610     516,610
  Common stockholders'
    equity.................  2,513,952  2,585,572  2,727,527   3,138,027  2,676,890  2,739,957   3,150,457   3,150,457
                             ---------  ---------  ---------  ----------  ---------  ---------  ----------  ----------
    Total capitalization...  $6,633,216 $6,590,181 $6,661,518 $10,344,018 $6,682,248 $6,674,866 $10,357,366 $10,357,366
                             ---------  ---------  ---------  ----------  ---------  ---------  ----------  ----------
                             ---------  ---------  ---------  ----------  ---------  ---------  ----------  ----------

------------------------------

(1) Gives pro forma effect to the consummation of the MRA and the Offering, and the principal terms of the PowerChoice Agreement excluding the Genco Divestiture, as if such transactions had occurred on the first day of each period presented for purposes of the unaudited Pro Forma Condensed Statements of Income and on December 31, 1997 or March 31, 1998, as applicable, for purposes of the unaudited Pro Forma Condensed Balance Sheet. See the "Pro Forma Condensed Financial Statements" including the accompanying notes.

(2) EBITDA represents earnings before interest charges, interest income, income taxes, depreciation and amortization, amortization of nuclear fuel, allowance for funds used during construction, MRA Regulatory Asset amortization, non-cash regulatory deferrals and other amortizations, and extraordinary items. EBITDA is presented to provide additional information about the Company's ability to meet its future requirements for debt service and capital expenditures. EBITDA should not be considered an alternative to net income as an indicator of operating performance or an alternative to cash flow as a measure of liquidity. See the Pro Forma Condensed Statements of Income contained herein and the Consolidated Statements of Cash Flows incorporated by reference in this Prospectus.

(3) Net cash interest reflects interest charges plus allowance for funds used during construction less the non-cash impact of the net amortization of discount on long-term debt, interest accrued on the Nuclear Waste Policy Act disposal liability and interest accreted on the Senior Discount Notes that is not otherwise capitalized less interest income.

(4) Capital expenditures consist of amounts for the Company's construction program related to its transmission, distribution and generation operations (including nuclear fuel, related allowance for funds used during construction and capitalized overhead expenses), and the amounts incurred to comply with the Clean Air Act and other environmental requirements.

(5) For purposes of determining the ratio of EBITDA to net cash interest, EBITDA and net cash interest are calculated as described above in notes (2) and
    (3). The ratio of EBITDA to net cash interest is presented to provide additional information about the Company's ability to meet its future requirements for debt service. See the Pro Forma Condensed Statements of Income contained herein and the Consolidated Statements of Cash Flows incorporated by reference in this Prospectus.

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS OR INCORPORATES BY REFERENCE STATEMENTS THAT CONSTITUTE FORWARD LOOKING INFORMATION WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS REGARDING THE COMPANY'S FUTURE FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS, FINANCING PLANS, BUSINESS STRATEGY, PROJECTED COSTS AND CAPITAL EXPENDITURES, OPERATIONS UNDER THE MRA AND THE POWERCHOICE AGREEMENT AND WORDS SUCH AS "ANTICIPATE," "ESTIMATE," "EXPECT," "PROJECT," "INTEND," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS APPEAR IN THIS PROSPECTUS UNDER THE CAPTIONS "PROSPECTUS SUMMARY," "RISK FACTORS," "MANAGEMENT'S DISCUSSION OF PRO FORMA CONDENSED FINANCIAL STATEMENTS" AND "THE MRA AND THE POWERCHOICE AGREEMENT." SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS. ALL OF THESE FORWARD-LOOKING STATEMENTS ARE BASED ON ESTIMATES AND ASSUMPTIONS MADE BY THE COMPANY'S MANAGEMENT WHICH, ALTHOUGH BELIEVED BY THE COMPANY'S MANAGEMENT TO BE REASONABLE, ARE INHERENTLY UNCERTAIN. INVESTORS ARE CAUTIONED THAT SUCH FORWARD LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE OR RESULTS AND INVOLVE RISKS AND UNCERTAINTIES AND THAT ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING THE FACTORS DESCRIBED BELOW.

SUBSTANTIAL LEVERAGE AND LIMITED FINANCIAL FLEXIBILITY

    Following consummation of the MRA and the Offering, the Company will have substantial leverage and significant debt service obligations. As of March 31, 1998, on a pro forma basis after giving effect to the consummation of the MRA and the Offering, the Company would have had outstanding approximately $6.8 billion of Senior Indebtedness, consisting of $2.8 billion of First Mortgage Bonds, which are secured by a lien on substantially all of the Company's utility property, $529.0 million of borrowings under the Credit Facility, which are secured with First Mortgage Bonds, $20.0 million of unsecured Medium Term Notes and the Notes. The Company also will have available additional borrowings of $275.0 million under the Credit Facility and, under the financial covenants set forth in the Indenture, will have the ability to incur up to an additional $ billion of indebtedness. See "Capitalization," "Summary Historical and Pro Forma Financial Data," "The MRA and the PowerChoice Agreement," "Description of Notes--Certain Covenants--Incurrence of Indebtedness" and "Description of Other Indebtedness."

    The degree to which the Company is leveraged could have important consequences to holders of the Notes, including: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or other corporate purposes will be limited in the future; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes; and (iii) the Company's substantial leverage may place the Company at a competitive disadvantage, hinder its ability to adjust rapidly to changing market conditions and make it more vulnerable in the event of a downturn in general economic conditions or its business. As a result, any reduction in revenues or significant increase in costs or expenditures could materially adversely affect the Company's ability to satisfy its obligations under the Notes. See "Management's Discussion of Pro Forma Condensed Financial Statements--Liquidity and Capital Resources," "Description of Other Indebtedness," and "Description of Notes."

EFFECT OF DECREASED SALES TO CUSTOMERS

    Under the PowerChoice Agreement, the Company has established rates intended to create sufficient cash flow to at least cover its operating expenses, satisfy its fixed obligations, including the payment of principal and interest under the Notes, and recover allowable stranded costs. The Company's rate design is based on estimates of future electricity usage and the number of customers connected to the Company's distribution system. The level of electric revenues can be adversely affected by lower than projected sales to retail customers and by customer bypass of the system. Economic conditions in the Company's service area could result in lower sales due to the relocation of customers. Because of the relatively high cost of the Company's electricity, customers could seek to bypass the Company's distribution system through self-generation or the replacement of the Company with a municipal or other utility. While the PowerChoice

Agreement requires the payment of an exit fee or access charge in these circumstances (except with respect to customers who had made substantial investment in on-site generation as of October 10, 1997), the affected customers and competitors may challenge the Company's right to collect these fees, or the appropriate level of these fees. There can be no assurance that the Company would prevail in any such proceeding. If revenues are significantly lower than those anticipated in its rate design, the Company's ability to service its obligations under the Notes could be materially adversely affected.

REGULATORY MATTERS

    Following implementation of the PowerChoice Agreement, the Company will remain subject to extensive regulation by the PSC. While the most material aspects of the Company's rate structure for the next five years are established in the PowerChoice Agreement, under certain circumstances, the PSC could initiate proceedings to reduce rates. Conversely, the PSC is likely to continue to assess competitive consequences in considering future rate increases even in the event that the Company experiences revenue shortfalls or increased expenses. In addition, many aspects of the Company's operations, including its electric transmission and distribution systems, the operation and maintenance of its nuclear facilities, its gas distribution operations and the issuance of securities, will continue to be subject to extensive regulation by both the federal government and the PSC. Changes in these regulations or in their application to the Company could adversely affect the Company's business and financial condition. Further, uncertainty exists regarding the ultimate impact on the Company as the electric industry is further deregulated and electricity suppliers gain open access to the Company's retail customers.


    New York laws governing the approval of the PowerChoice Agreement provide various parties the right to appeal such approval by giving notice of their intention to do so within four months of the date on which approval becomes final. Such an appeal may be based on the failure of the record to show a reasonable basis for the terms of the PowerChoice Agreement and may result in an amendment of the record to correct such failure, in renegotiation of such terms or in renegotiation of the PowerChoice Agreement as a whole. There can be no assurance that, if appealed, the approval of the PowerChoice Agreement will be upheld or that such appeal will not result in terms substantially less favorable to the Company than those described herein. Certain parties have filed petitions for rehearing before the PSC. Of the six petitions filed, three have been denied. In addition, certain parties filed an action seeking to enjoin the implementation of the PowerChoice Agreement, the MRA and the Company's contemplated Genco Divestiture on the grounds that the PSC failed to comply with the provisions of the New York State Environmental Quality Review Act. On April 20, 1998, the application for a temporary restraining order was denied, and on May 22, 1998, the injunction was denied and the petition was dismissed, which decision is appealable. The Company is unable to predict the outcome of any such proceeding. Suspension of the PowerChoice Agreement or renegotiation of its material terms could have a material adverse effect on the Company's results of operations and on the cash available to service the Notes.


FEDERAL INCOME TAX IMPLICATIONS OF MRA TO THE COMPANY

    The Company has requested rulings from the Internal Revenue Service to the effect that the amount of cash and Common Stock paid to the IPP Parties who are terminating their PPAs upon closing of the MRA will be currently deductible and generate a substantial net operating loss ("NOL"). No assurance can be given that favorable rulings will be issued. If favorable rulings are not received, and the Company's claimed current deductions are challenged on audit and not ultimately sustained, the amount of tax refunds generated from the NOL carryback, and thus the amount of cash available to repay the Notes following consummation of the MRA, would be reduced. While any disallowed deductions would ultimately be allowable in future years, and would likely create, or increase the amount of NOLs available to offset tax liabilities in future years, cash flow would be adversely affected in the near term.

    The Company's ability to utilize the NOL generated as a result of the MRA could be substantially limited under the rules of section 382 of the Internal Revenue Code (the "Code") if certain changes in the Company's stock ownership were to occur following the consummation of the MRA. In general, the limitation is triggered by a more than 50% change in stock ownership during a three-year testing period by shareholders who own, directly or indirectly, 5% or more of the Common Stock. For purposes of making the change in ownership computation, the IPP Parties who are issued Common Stock pursuant to the MRA and the purchasers in the Offering will likely be considered separate 5% shareholder groups, with the result that a stock ownership change of up to 23% will be deemed to have occurred by reason of their collective acquisition of such stock. Thus, if the IPP Parties, the purchasers in the Offering and any other 5% shareholders experience ownership increases totaling more than 27% during any 3-year testing period that includes the consummation date of the MRA, the 50% statutory threshold would be breached and the NOL limitation would apply. The rules for determining changes in stock ownership for purposes of section 382 are extremely complicated and in many respects uncertain. A stock ownership change could occur as a result of circumstances that are not within the control of the Company. If a more than 50% change in ownership were to occur, the Company's remaining usable NOL on a going forward basis would likely be significantly lower than the NOL amount which otherwise would be usable absent the limitation. Consequently, the Company's net cash position could be significantly lower as a result of tax liabilities which would otherwise be eliminated or reduced through unrestricted use of the NOL.

LIMITATIONS ON HOLDERS' CLAIMS WITH RESPECT TO SENIOR DISCOUNT NOTES

    The Senior Discount Notes will be issued with a substantial original issue discount from their principal amount at maturity. Consequently, purchasers of the Senior Discount Notes will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the purchasers of the Senior Discount Notes resulting from the purchase, ownership or disposition thereof.

    Under the Indenture, in the event of an acceleration of the maturity of the Notes upon the occurrence of an Event of Default, holders of the Senior Discount Notes may be entitled to recover only the amount which may be declared due and payable pursuant to the Indenture, which could be less than the principal amount at maturity of such Senior Discount Notes. See "Description of the Notes--Events of Default and Remedies."


    If a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code, the claim of a holder with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the issue price of the Senior Discount Notes as set forth on the cover page hereof and
(ii) that portion of the original issue discount (as determined on the basis of such issue price) which is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Accordingly, under such circumstances, even if sufficient funds are available, holders may receive a lesser amount than they otherwise may be entitled to under the express terms of the Indenture. In addition, there can be no assurance that a bankruptcy court would compute the accrual of interest by the same method as that used for the calculation of original issue discount under federal income tax law and, accordingly, a holder might be required to recognize gain or loss in the event of a distribution related to such a bankruptcy case. See "Certain United States Federal Income Tax Considerations--Disposition of Notes."


NUCLEAR FACILITY RISK

    Risks of substantial liability arise from the ownership and operation of nuclear facilities, including, among others, structural problems at a nuclear facility, the storage, handling and disposal of radioactive materials, limitations on the amounts and types of insurance coverages commercially available and uncertainties with respect to the technological and financial aspects of decommissioning nuclear facilities at the end of their useful lives. The Company's Nine Mile Point Nuclear Unit No. 1 ("Unit 1") nuclear facility is one of the oldest in operation, having commenced operations in 1969. In the event of an extended outage of either Unit 1 or Unit 2 at Nine Mile Point, the Company would be required to purchase power in the open market to replace the power normally produced by these facilities. Such purchases would subject the Company to the risk of increased energy prices and, depending on the length of the outage and the level of market prices, could have a material adverse effect on the Company's cash flow. Under the PowerChoice Agreement, the Company is not entitled to pass along these increased costs to customers in the form of higher electric rates. If either facility were to have problems with its physical condition or require significant capital expenditure, the Company would evaluate the economic justification of continuing to operate the facility. The prudence of the Company's decision to close a facility is subject to review by the PSC to determine whether the Company should be allowed to recover its incremental costs, including replacement power costs, which would likely be an amount significant to the Company.

ENVIRONMENTAL REGULATIONS

    The Company and its operations are subject to a wide range of environmental laws and regulations relating to, among other matters, air emissions, wastewater discharges, landfill operations and hazardous waste management. Compliance with these laws and regulations is an increasingly important factor in the Company's business. The Company is currently conducting a program to investigate and restore, as necessary to meet current environmental standards, certain properties associated with its former gas manufacturing process and other properties which the Company has learned may be contaminated with industrial waste, as well as investigating identified industrial waste sites as to which it may be determined that the Company contributed. The Company has also been advised that various federal, state or local agencies believe certain properties require investigation and has prioritized the sites based on available information in order to enhance the management of investigation and remediation, if necessary. The Company is currently aware of 124 such sites with which it has been or may be associated, including 76 which are Company-owned. With respect to non-owned sites, the Company may be required to contribute some share of the remedial costs. The Company has denied any responsibility in certain of these sites and is contesting liability accordingly. Although in practice, remedial costs are often allocated among parties, one party can, as a matter of law, be held liable for all of the remedial costs at a site regardless of fault. The Company has accrued a liability in the amount of $220 million for remedial costs and the high end of the range of remedial costs is currently estimated by the Company to be approximately $650 million, including approximately $285 million in the unlikely event the Company is required to assume 100% responsibility at non-owned sites. The Company believes that it is probable that environmental compliance and remediation costs will continue to be recovered in its rates and the Company has recorded a regulatory asset for recovery of these costs. However, there can be no assurance that additional expenses associated with remedial costs or compliance with proposed and future environmental laws and regulations could not have a material adverse effect on the future operations and financial condition of the Company.

ACCOUNTING PRINCIPLES

    The Company continues to apply the accounting principles of SFAS No. 71 to its electric transmission and distribution, nuclear and gas operations, based on the terms of the PowerChoice Agreement. SFAS No. 71 permits a utility to defer certain costs for future recovery which would otherwise be charged to expense when authorized to do so by the relevant regulatory authorities. As of March 31, 1998, the Company had recorded $811.0 million of regulatory assets, net of regulatory liabilities, associated with the electric business. The deferral of the costs of the MRA by the PSC will cause the net regulatory assets to increase by approximately $4.0 billion. In the event that the Company determined, either as a result of lower than expected revenues or higher than expected costs, that its net regulatory assets were not in fact recoverable, it could no longer apply the principles of SFAS No. 71 and would be required to record a non-cash charge against income in the amount of the remaining unamortized net regulatory assets. Such a non-cash charge would not reduce the Company's capacity to make the types of payments that are restricted under the Indenture. See "Description of Notes--Certain Covenants--Restricted Payments."

ABSENCE OF PUBLIC MARKET

    The Notes will constitute a new issue of securities with no established trading market, and the Company does not intend to list the Notes on any national securities exchange. The Company has been advised by the Underwriters that they currently intend, following completion of the Offering, to make a market in the Notes; however, they are not obligated to do so, and any market-making may be discontinued at any time without notice. Accordingly, no assurance can be given that any active public or other market will develop for the Notes or as to the liquidity of the Notes. See "Underwriting."

                                USE OF PROCEEDS

    The proceeds of the Offering (after deducting underwriting discounts and commissions and other estimated expenses of the Offering payable by the Company)
are expected to be approximately $         billion. All such net proceeds,
together with $         million of cash on hand, will be applied by the Company
to make payments to the IPP Parties pursuant to the MRA. Pursuant to the MRA, the Company will also issue approximately 42.9 million shares of Common Stock either directly to the IPP Parties or, subject to an amendment to the MRA, a portion of such 42.9 million shares may be sold in a public offering and the net proceeds thereof paid to the IPP Parties. See "The MRA and the PowerChoice Agreement."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1998 on a historical basis and as adjusted to give pro forma effect to consummation of the MRA and the Offering, and the principal terms of the PowerChoice Agreement excluding the Genco Divestiture. This table should be read in conjunction with "Pro Forma Condensed Financial Statements," "Summary Historical and Pro Forma Financial Data," "Management's Discussion of Pro Forma Condensed Financial Statements" and the Consolidated Financial Statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus.

                                                                                            AT MARCH 31, 1998
                                                                                       ---------------------------
                                                                                        HISTORICAL     PRO FORMA

                                                                                         (Dollars in thousands)
COMMON STOCKHOLDERS' EQUITY:
  Common stock, par value $1.00 per share, 185,000,000 shares authorized.(1) Issued
    and outstanding 144,419,351 and 187,319,351 shares, respectively.................  $    144,419  $     187,319
  Capital stock premium and expense..................................................     1,780,978      2,272,078
  Retained earnings..................................................................       814,560        691,060
                                                                                       ------------  -------------
                                                                                          2,739,957      3,150,457
                                                                                       ------------  -------------
PREFERRED STOCK:
  Preferred stock, cumulative, par value $100 per share, 3,400,000 shares authorized:
    Mandatorily redeemable. Issued and outstanding 222,000 shares....................        22,200         22,200
    Non-redeemable. Issued and outstanding 2,100,000 shares..........................       210,000        210,000

  Preferred stock, cumulative, par value $25 per share, 19,600,000 shares authorized:
    Mandatorily redeemable. Issued and outstanding 2,581,204 shares..................        64,530         64,530
    Non-redeemable. Issued and outstanding 9,200,000 shares..........................       230,000        230,000
                                                                                       ------------  -------------
      Total preferred stock..........................................................       526,730        526,730
      Less--Preferred stock due within one year......................................        10,120         10,120
                                                                                       ------------  -------------
                                                                                            516,610        516,610
                                                                                       ------------  -------------
  Preference stock, par value $25 per share, 8,000,000 shares authorized. None issued
    and outstanding..................................................................       --            --

LONG-TERM DEBT:
  First Mortgage Bonds...............................................................     2,801,305      2,801,305
  Promissory Notes...................................................................       413,760        413,760
  Credit Facility....................................................................       105,000        105,000
  Senior Notes.......................................................................       --           2,950,000
  Senior Discount Notes..............................................................       --             322,000
  Other long-term debt...............................................................       165,299        165,299
                                                                                       ------------  -------------
      Total long-term debt...........................................................     3,485,364      6,757,364
      Less--Long-term debt due within one year.......................................        67,065         67,065
                                                                                       ------------  -------------
                                                                                          3,418,299      6,690,299
                                                                                       ------------  -------------
        Total capitalization.........................................................  $  6,674,866  $  10,357,366
                                                                                       ------------  -------------
                                                                                       ------------  -------------

------------------------

(1) The Company is seeking authorization from its shareholders at its 1998 annual meeting to increase the number of authorized shares of Common Stock. If such approval is not received, the Company intends either to renegotiate the terms of the MRA to increase cash and decrease the number of shares of Common Stock to be issued to the IPP Parties, or to buy outstanding Common Stock to be used for the MRA payments.

                    PRO FORMA CONDENSED FINANCIAL STATEMENTS

INTRODUCTION

    The following unaudited Pro Forma Condensed Statements of Income and unaudited Pro Forma Condensed Balance Sheet are based on the historical Consolidated Financial Statements of the Company incorporated by reference in this Prospectus, as adjusted to give effect to (i) the consummation of the MRA;
(ii) the consummation of the Offering; (iii) the issuance of approximately 42.9 million shares of Common Stock to the IPP Parties; and (iv) the principal terms of the PowerChoice Agreement, including the first year impact of a three year rate reduction intended to reduce the Company's revenues (exclusive of reductions in the GRT) by approximately $111.8 million by the time it is fully phased in over three years, and the establishment of the MRA Regulatory Asset (described in note 6 of the notes to unaudited Pro Forma Condensed Balance Sheet) which will be amortized by the Company generally over ten years. The unaudited Pro Forma Condensed Financial Statements do not give effect to the Genco Divestiture and certain elements of the PowerChoice Agreement that are not material to the financial results of the Company. The Company is unable at this time to predict either the timing of the Genco Divestiture or the amount of proceeds that the Company will receive. In the event that unacceptable bids are received for any or all of the generating facilities, the Company may spin off such assets to its shareholders. The net book value of the fossil and hydro generating facilities at March 31, 1998 was approximately $1.1 billion. The unaudited Pro Forma Condensed Statements of Income have been prepared to reflect the consummation of the MRA and the Offering, and the principal terms of the PowerChoice Agreement, excluding the Genco Divestiture, as if they had occurred on the first day of each period presented. The unaudited Pro Forma Condensed Balance Sheet has been prepared to reflect the consummation of the MRA and the Offering, and the principal terms of the PowerChoice Agreement, excluding the Genco Divestiture, as if they had occurred on March 31, 1998.

    The PSC has limited the amount of the MRA Regulatory Asset that can be recovered from customers to approximately $4.0 billion. The MRA Regulatory Asset represents the recoverable costs of the MRA, consisting of the cash compensation paid to the IPP Parties, the issuance of approximately 42.9 million shares of Common Stock, and other expenses related to the MRA. The pro forma income statements for the year ended December 31, 1997 and the three and twelve months ended March 31, 1998 do not include an adjustment for the one-time, non-cash write-off associated with the PSC Order that limited the amount of the MRA Regulatory Asset that can be recovered from customers. Because the value of the Common Stock to be paid as consideration to the IPP Parties can only be determined at the closing of the MRA, the value of the limitation on the recoverability of the MRA Regulatory Asset is expected to be recorded as a charge to expense in the second quarter of 1998 upon the closing of the MRA. The charge to expense will be determined as the difference between $8 per share and the Company's closing Common Stock price on the date the MRA closes. Using the Company's closing Common Stock price on March 26, 1998 of $12 7/16 per share, multiplied by approximately 42.9 million shares, the estimated charge to expense would be approximately $190.0 million. The ultimate amount of the charge to expense will be based upon the Company's closing Common Stock price on the date of the MRA closing. See "The MRA and the PowerChoice Agreement."

    The unaudited Pro Forma Condensed Financial Statements and accompanying notes should be read in conjunction with the Company's historical Consolidated Financial Statements and the notes thereto incorporated by reference in this Prospectus. The unaudited Pro Forma Condensed Financial Statements are presented for informational purposes only and do not purport to represent what the Company's financial position or results of operations would actually have been if the consummation of the MRA and the Offering, and the principal terms of the PowerChoice Agreement, excluding the Genco Divestiture, had occurred on the dates set forth herein, or to project the Company's financial position or results of operations at any future date or for any future period. However, the unaudited Pro Forma Condensed Financial Statements contain, in the opinion of management, all adjustments necessary for a fair presentation.

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                                  (Unaudited)

                                                                             YEAR ENDED DECEMBER 31, 1997
                                                                      -------------------------------------------
                                                                                      PRO FORMA
                                                                      HISTORICAL     ADJUSTMENTS       PRO FORMA
                                                                        (Dollars in thousands except per share
                                                                                         data)
Operating Revenues:
  Electric..........................................................  $ 3,309,441  $   (56,300)(1)
                                                                                       (39,200)(2)    $ 3,213,941
  Gas...............................................................      656,963                         656,963
                                                                      -----------  ----------------   -----------
                                                                        3,966,404      (95,500)         3,870,904
                                                                      -----------  ----------------   -----------
Operating Expenses:
  Fuel for electric generation......................................      179,455                         179,455
  Electricity purchased:
    IPP.............................................................    1,105,970     (807,000)(3)
                                                                                       203,700(3)
                                                                                        81,800(3)         584,470
    Others..........................................................      130,138                         130,138
  Gas purchased.....................................................      345,610                         345,610
  Other operation and maintenance...................................      835,282                         835,282
  Amortization of MRA Regulatory Asset..............................      --           378,000(4)         378,000
  Depreciation and amortization.....................................      339,641                         339,641
  Other taxes.......................................................      471,469                         471,469
                                                                      -----------  ----------------   -----------
                                                                        3,407,565     (143,500)         3,264,065
                                                                      -----------  ----------------   -----------
Operating income....................................................      558,839       48,000            606,839
                                                                      -----------  ----------------   -----------
Other income........................................................       24,997       (6,400)(5)         18,597
                                                                      -----------  ----------------   -----------
Income before interest charges......................................      583,836       41,600            625,436
Interest charges....................................................      273,906       16,500(6)
                                                                                       248,400(7)
                                                                                       (27,000)(7)        511,806
                                                                      -----------  ----------------   -----------
Income before federal and foreign income taxes......................      309,930     (196,300)           113,630
Federal and foreign income taxes....................................      126,595      (68,700)(8)         57,895
                                                                      -----------  ----------------   -----------
Net income..........................................................      183,335     (127,600)            55,735
Dividends on preferred stock........................................       37,397                          37,397
                                                                      -----------  ----------------   -----------
Balance available for common stock..................................  $   145,938  $  (127,600)       $    18,338
                                                                      -----------  ----------------   -----------
                                                                      -----------  ----------------   -----------
Average number of shares of common stock outstanding (in
  thousands)........................................................      144,404       42,900(9)         187,304
Basic and diluted earnings per average share of common stock........  $      1.01                     $      0.10

OTHER OPERATING DATA:
  EBITDA (10).......................................................  $   961,502                     $ 1,426,702
  Net cash interest (11)............................................      226,890                         446,290
  Ratio of EBITDA to net cash interest (12).........................                                          3.2x
  Ratio of earnings to fixed charges (13)...........................                                          1.2x
  Ratio of earnings to fixed charges and preferred dividend
    requirements (13)...............................................                                          1.1x

       See accompanying notes to Pro Forma Condensed Statements of Income

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                                  (Unaudited)

                                                                       THREE MONTHS ENDED MARCH 31, 1998
                                                                    ---------------------------------------
                                                                                  PRO FORMA
                                                                    HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                                    (Dollars in thousands except per share
                                                                                     data)
Operating Revenues:
  Electric........................................................  $  863,169  $  (14,075)(1)
                                                                                    (9,800)(2)   $  839,294
  Gas.............................................................     235,235                      235,235
                                                                    ----------  --------------   ----------
                                                                     1,098,404     (23,875)       1,074,529
                                                                    ----------  --------------   ----------
Operating Expenses:
  Fuel for electric generation....................................      47,198                       47,198
  Electricity purchased:
    IPP...........................................................     299,938    (201,500)(3)
                                                                                    53,275(3)
                                                                                    19,350(3)       171,063
    Others........................................................      24,412                       24,412
  Gas purchased...................................................     115,452                      115,452
  Other operation and maintenance                                      262,362                      262,362
  Amortization of MRA Regulatory Asset                                              94,500(4)        94,500
  Depreciation and amortization...................................      87,950                       87,950
  Other taxes.....................................................     126,795                      126,795
                                                                    ----------  --------------   ----------
                                                                       964,107     (34,375)         929,732
                                                                    ----------  --------------   ----------
Operating income..................................................     134,297      10,500          144,797
                                                                    ----------  --------------   ----------
Other income......................................................       4,225      (1,600)(5)        2,625
                                                                    ----------  --------------   ----------
Income before interest charges....................................     138,522       8,900          147,422
Interest charges..................................................      65,590       4,125(6)
                                                                                    61,000(7)
                                                                                    (6,750)(7)      123,965
                                                                    ----------  --------------   ----------
Income before federal and foreign income taxes....................      72,932     (49,475)          23,457
Federal and foreign income taxes..................................      52,569     (17,325)(8)       35,244
                                                                    ----------  --------------   ----------
Net income (loss).................................................      20,363     (32,150)         (11,787)
Dividends on preferred stock......................................       9,223                        9,223
                                                                    ----------  --------------   ----------
Balance available for common stock................................  $   11,140  $  (32,150)      $  (21,010)
                                                                    ----------  --------------   ----------
                                                                    ----------  --------------   ----------
Average number of shares of common stock outstanding (in
  thousands)......................................................     144,419      42,900(9)       187,319
Basic and diluted earnings (loss) per average share of common
  stock...........................................................  $     0.08                   $    (0.11)

OTHER OPERATING DATA:
  EBITDA (10).....................................................  $  222,273                   $  337,073
  Net cash interest (11)..........................................      54,783                      108,936
  Ratio of EBITDA to net cash interest (12).......................                                      3.1x
  Ratio of earnings to fixed charges (13).........................                                      1.2x
  Ratio of earnings to fixed charges and preferred dividend
    requirements (13).............................................                                      1.1x

       See accompanying notes to Pro Forma Condensed Statements of Income

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                                  (Unaudited)

                                                                       TWELVE MONTHS ENDED MARCH 31, 1998
                                                                    -----------------------------------------
                                                                                    PRO FORMA
                                                                     HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                                     (Dollars in thousands except per share
                                                                                      data)
Operating Revenues:
  Electric........................................................  $  3,295,241   $   (56,300)(1)
                                                                                       (39,200)(2) $  3,199,741
  Gas.............................................................       605,735                      605,735
                                                                    ------------  -------------  ------------
                                                                       3,900,976       (95,500)     3,805,476
                                                                    ------------  -------------  ------------
Operating Expenses:
  Fuel for electric generation....................................       189,188                      189,188
  Electricity purchased:
    IPP...........................................................     1,107,697      (806,000)(3)
                                                                                       213,100(3)
                                                                                        77,400(3)      592,197
    Others........................................................       123,958                      123,958
  Gas purchased...................................................       312,431                      312,431
  Other operation and maintenance.................................       890,979                      890,979
  Amortization of MRA Regulatory Asset............................                     378,000(4)      378,000
  Depreciation and amortization...................................       343,369                      343,369
  Other taxes.....................................................       472,155                      472,155
                                                                    ------------  -------------  ------------
                                                                       3,439,777      (137,500)     3,302,277
                                                                    ------------  -------------  ------------
Operating income..................................................       461,199        42,000        503,199
Other income......................................................        22,122        (6,400)(5)       15,722
                                                                    ------------  -------------  ------------
Income before interest charges....................................       483,321        35,600        518,921
Interest charges..................................................       271,958        16,500(6)
                                                                                       244,000(7)
                                                                                       (27,000)(7)      505,458
                                                                    ------------  -------------  ------------
Income before federal and foreign income taxes....................       211,363      (197,900)        13,463
Federal and foreign income taxes..................................       110,687       (69,300)(8)       41,387
                                                                    ------------  -------------  ------------
Net income (loss).................................................       100,676      (128,600)       (27,924)
Dividends on preferred stock......................................        37,221                       37,221
                                                                    ------------  -------------  ------------
Balance available for common stock................................  $     63,455   $  (128,600)  $    (65,145)
                                                                    ------------  -------------  ------------
                                                                    ------------  -------------  ------------
Average number of shares of common stock outstanding (in
  thousands)......................................................       144,412        42,900(9)      187,312
Basic and diluted earnings (loss) per average share of common
  stock...........................................................  $       0.44                 $      (0.35)

OTHER OPERATING DATA:
  EBITDA (10).....................................................  $    859,687                 $  1,318,887
  Net cash interest (11)..........................................       225,368                      440,368
  Ratio of EBITDA to net cash interest (12).......................                                        3.0x
  Ratio of earnings to fixed charges (13).........................                                        1.0x
  Ratio of earnings to fixed charges and preferred dividend
    requirements (13).............................................                                        1.0x

       See accompanying notes to Pro Forma Condensed Statements of Income

          NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME

    The following notes set forth the explanations and assumptions used and adjustments made in preparing the unaudited Pro Forma Condensed Statements of Income for the year ended December 31, 1997 and for the three and twelve months ended March 31, 1998. The unaudited Pro Forma Condensed Statements of Income should be read in conjunction with the historical Consolidated Financial Statements and the notes thereto incorporated by reference in this Prospectus.

    The adjustments described below are based on the assumptions and preliminary estimates described therein and are subject to change. These statements do not purport to be indicative of the results of operations of the Company for such period, nor are they indicative of future results. All of the following adjustments for the year ended December 31, 1997 and for the three and twelve months ended March 31, 1998, are pro forma to reflect the consummation of the MRA and the Offering, and the principal terms of the PowerChoice Agreement excluding the Genco Divestiture, as if they had occurred on the first day of each respective period.

    The pro forma income statements for the year ended December 31, 1997 and the three and twelve months ended March 31, 1998 do not include an adjustment for the one-time, non-cash write-off associated with the PSC Order that limited the amount of the MRA Regulatory Asset that can be recovered from customers. Using the Company's closing Common Stock price on March 26, 1998 of $12 7/16 per share, multiplied by approximately 42.9 million shares, the estimated charge to expense would be approximately $190.0 million. The ultimate amount of the charge to expense will be based upon the Company's closing Common Stock price on the date of the MRA closing.

    The unaudited Pro Forma Statements of Income include the following pro forma adjustments based on the assumptions described below:

    (1) To reflect the first year impact on total electric revenues of the rate reduction requirements contained in the PowerChoice Agreement, which provides for rate reductions to be phased in over three years. These rate reductions are intended to result in a decrease in electric revenues (exclusive of reductions in the GRT) of approximately $111.8 million by the time they are fully phased in over the three years, of which the first year impact for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998 is estimated to be approximately $56.3 million, $14.1 million and $56.3 million, respectively. Of the first year revenue reduction applicable to the year ended December 31, 1997 and the twelve months ended March 31, 1998, approximately $12.0 million relates to residential and small commercial customers and is calculated as a price reduction of approximately 0.08 CENTS per Kwh (or approximately 0.7%) to 1997 average prices applied against sales to those customers of 14,475,005 Mwhs and 14,306,055 Mwhs in each period, respectively. Approximately $13.4 million of revenue reductions relate to large commercial and small industrial customers and are calculated as a reduction of approximately 0.20 CENTS per Kwh (or approximately 2.0%) to 1997 average prices applied against sales to those customers of 6,529,095 Mwhs and 6,495,852 Mwhs in each period, respectively. The remaining $30.9 million of revenue reductions relate to large industrial customers and are comprised of several adjustments, including a revenue reduction of $24.9 million based on a price reduction of approximately 0.34 CENTS per Kwh (or approximately 4.3%) to 1997 average prices applied against sales to those customers of 7,387,140 Mwhs and 7,443,164 Mwhs in each period, respectively, and net increases in anticipated discounts to specific customers of $6.0 million. The pro forma adjustment for revenue reductions for the three months ended March 31, 1998 is calculated as one quarter of the revenue reductions for the twelve months ended March 31, 1998. The actual rate reductions in any year will be affected by numerous factors such as the volume of electricity sold and the timing of the rate reductions.

    (2) To reflect a deferral of revenues required by the PSC Order. The amount of the deferral is based on the difference between the assumed weighted average interest rate of 8.5% used by the Company to prepare its PowerChoice proposal and the estimated weighted average interest rate of 7.27% assumed for the Series A through G Notes. The amount of the deferral for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998 would be $39.2 million, $9.8 million and $39.2 million, respectively.

    (3) To reflect (i) the elimination of $807.0 million, $201.5 million and $806.0 million of electricity purchased costs for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998, respectively, reflecting the termination, restatement or amendment of the 27 PPAs pursuant to the MRA; (ii) the addition of approximately $203.7 million, $53.3 million and $213.1 million of electricity purchased costs for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998, respectively, reflecting the Company's commitment to purchase electricity under the restated and amended contracts entered into with certain IPP Parties as part of the MRA; and (iii) the addition of approximately $81.8 million, $19.4 million and $77.4 million of electricity purchased costs for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998, respectively, reflecting the estimated cost of market purchases of electricity to replace the capacity terminated as part of the MRA. These adjustments decreased the cost of electricity purchased from the IPPs by a net amount of $521.5 million, $128.9 million and $515.5 million for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998, respectively. The cost of electricity purchased under the restated and amended contracts for the year ended December 31, 1997 and the twelve months ended March 31, 1998 is based on the first year prices set forth in each of such contracts applied to purchases of 4,340,376 MW also established in the restated and amended contracts. The estimated cost of replacement power is based on the administratively determined SC-6 "buy-back" rate from qualifying facility projects, as approved by the PSC, applied against 4,645,370 MW and 4,391,791 MW of market purchases for the year ended December 31, 1997 and the twelve months ended March 31, 1998, respectively. The weighted average buy-back rate for each period was approximately 1.8 CENTS per Kwh. A 1.0 CENTS per Kwh change in the buy-back rate will impact the annual cost of electricity purchased by approximately $43.4 million. The pro forma adjustments relating to the cost of electricity purchased under the restated and amended contracts and the cost of replacement power for the three months ended March 31, 1998 is calculated as one quarter of the similar adjustments for the twelve months ended March 31, 1998.

    (4) To reflect the amortization of the $3.997 billion MRA Regulatory Asset established as a result of the MRA and the PowerChoice Agreement. Pursuant to the PowerChoice Agreement, the Company will amortize the MRA Regulatory Asset generally over ten years. The amortization amounted to $378.0 million, $94.5 million and $378.0 million for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998, respectively. See "The MRA and the PowerChoice Agreement."

    (5) To reflect interest expense, in accordance with the appropriate regulatory treatment, of $6.4 million, $1.6 million and $6.4 million for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998, respectively, on a $157.1 million reduction in the amount of cash compensation paid to the IPP Parties in exchange for adjustments to the restated contracts pursuant to an amendment to the MRA dated April 22, 1998, the amount of which is reflected in the MRA Regulatory Asset. See "The MRA and the Power Choice Agreement."

    (6) To reflect the amortization of the total debt issuance costs of approximately $78.3 million incurred and capitalized in connection with the Offering. The debt issuance costs will be amortized over the life of the indebtedness represented by the Offering using the interest method and would have amounted to $16.5 million, $4.1 million and $16.5 million for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998, respectively.

    (7) To reflect additional interest charges associated with the indebtedness represented by the Offering and borrowings that would have been drawn under the Company's receivables facility in order to fund the Company's cash obligations under the MRA. Interest charges on the indebtedness represented by the Series A through G Notes were calculated assuming a weighted average interest rate of 7.27% and amounted to $214.4 million, $53.7 million and $214.4 million for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998, respectively. A 1/8% change in the assumed interest rate on the Series A through G Notes would impact interest charges by $3.7 million per year. The amount of accreted interest on the Senior Discount Notes was calculated assuming an interest rate of 9% and amounted to $29.0 million, $7.3 million and $29.0 million for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998, respectively, of which $27.0 million, $6.7 million and $27.0 million, respectively, was capitalized as part of the MRA Regulatory Asset for such periods. The amount of the accreted interest that was not deferred to the MRA Regulatory Asset was $2.0 million, $0.6 million and $2.0 million, respectively, for such periods. Further, interest charges on the additional borrowings under the receivables facility were calculated assuming an interest rate of 7.5% and amounted to $5.0 million, $0.0 million and $0.6 million for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998, respectively.

    (8) To reflect a reduction of $68.7 million, $17.3 million and $69.3 million for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998, respectively, in federal and foreign income taxes as a result of the reduction in pro forma income before federal and foreign income taxes, calculated at the statutory federal income tax rate of 35.0%. Pro forma income before federal and foreign income taxes is reduced by $196.3 million, $49.5 million and $197.9 million, respectively, for such periods as the net result of the pro forma adjustments described in notes
(1) through (7).

    (9) To reflect the issuance of approximately 42.9 million shares of Common Stock to the IPP Parties as part of the consideration paid to them under the MRA.

    (10) EBITDA represents earnings before interest charges, interest income, income taxes, depreciation and amortization, amortization of nuclear fuel, allowance for funds used during construction, MRA Regulatory Asset amortization, non-cash regulatory deferrals and other amortizations and extraordinary items. EBITDA is presented to provide additional information about the Company's ability to meet its future requirements for debt service and capital expenditures. EBITDA should not be considered an alternative to net income as an indicator of operating performance or an alternative to cash flow as a measure of liquidity. See the Pro Forma Condensed Statements of Income contained herein and the Consolidated Statements of Cash Flows incorporated by reference in this Prospectus.

    (11) Net cash interest reflects interest charges plus allowance for funds used during construction less the non-cash impact of the net amortization of discount on long-term debt, interest accrued on the Nuclear Waste Act disposal liability and interest accreted on the Senior Discount Notes that is not otherwise capitalized less interest income.

    (12) For purposes of determining the ratio of EBITDA to net cash interest, EBITDA and net cash interest are calculated as described above in notes (10) and
(11). The ratio of EBITDA to net cash interest is presented to provide additional information about the Company's ability to meet its future requirements for debt service. See the Pro Forma Condensed Statements of Income contained herein and the Consolidated Statements of Cash Flows incorporated by reference in this Prospectus.

    (13) For purposes of determining the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred dividend requirements, (i) earnings consist of income before federal and foreign income taxes plus fixed charges; (ii) fixed charges consist of interest charges on all indebtedness, including the portion of rental expense that is representative of the interest factor; and (iii) preferred dividend requirements include the dividends on all classes of preferred stock adjusted to a pre-tax basis.

                       PRO FORMA CONDENSED BALANCE SHEET
                                  (Unaudited)

                                                                              AT MARCH 31, 1998
                                                                ----------------------------------------------
                                                                                  PRO FORMA
                                                                 HISTORICAL      ADJUSTMENTS       PRO FORMA

                                                                            (Dollars in thousands)
Net utility plant.............................................  $  6,897,664                     $   6,897,664
                                                                ------------                     -------------
Other property and investments................................       296,976                           296,976
                                                                ------------                     -------------
Current Assets:
    Cash......................................................       436,256   $     3,200,200(1)
                                                                                    (3,644,000)(2)
                                                                                         8,000(3)           456
    Other current assets......................................       829,872            75,000(4)
                                                                                       137,800(5)
                                                                                        (8,000)(3)     1,034,672
                                                                ------------  -----------------  -------------
                                                                   1,266,128          (231,000)      1,035,128
                                                                ------------  -----------------  -------------
MRA Regulatory Asset..........................................         8,700         3,988,000(6)     3,996,700
Other regulatory assets.......................................     1,165,870                         1,165,870
Other assets..................................................        72,245            71,800(7)       144,045
                                                                ------------  -----------------  -------------
  Total assets................................................  $  9,707,583   $     3,828,800   $  13,536,383
                                                                ------------  -----------------  -------------
                                                                ------------  -----------------  -------------

          See accompanying notes to Pro Forma Condensed Balance Sheet

                       PRO FORMA CONDENSED BALANCE SHEET
                                  (Unaudited)

                                                                               AT MARCH 31, 1998
                                                                 ---------------------------------------------
                                                                                  PRO FORMA
                                                                  HISTORICAL     ADJUSTMENTS       PRO FORMA

                                                                            (Dollars in thousands)
Capitalization:
Common stockholders' equity:
  Common stock.................................................  $    144,419   $       42,900(8) $     187,319
  Capital stock premium and expense............................     1,780,978          491,100(8)     2,272,078
  Retained earnings............................................       814,560         (123,500)(9)       691,060
                                                                 ------------  ----------------  -------------
                                                                    2,739,957          410,500       3,150,457

Preferred stock................................................       516,610                          516,610
Long-term debt.................................................     3,418,299        3,272,000(1)     6,690,299
                                                                 ------------  ----------------  -------------
  Total capitalization.........................................     6,674,866        3,682,500      10,357,366

Current liabilities............................................       613,524                          613,524
Regulatory liabilities.........................................       239,880                          239,880
Other liabilities..............................................     2,179,313           75,000(4)
                                                                                       137,800(5)
                                                                                       (66,500)(9)     2,325,613
                                                                 ------------  ----------------  -------------
  Total liabilities and stockholders' equity...................  $  9,707,583   $    3,828,800   $  13,536,383
                                                                 ------------  ----------------  -------------
                                                                 ------------  ----------------  -------------

          See accompanying notes to Pro Forma Condensed Balance Sheet

              NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

    The following notes set forth the explanations and assumptions used and adjustments made in preparing the unaudited Pro Forma Condensed Balance Sheet at March 31, 1998. The unaudited Pro Forma Condensed Balance Sheet should be read in conjunction with the historical Consolidated Financial Statements and the notes thereto incorporated by reference in this Prospectus.

    The adjustments described below are based on the assumptions and preliminary estimates described therein and are subject to change. These statements do not purport to be indicative of the financial position of the Company as of such date, nor are they indicative of future results. Furthermore, this unaudited Pro Forma Condensed Balance Sheet does not reflect anticipated changes, other than the consummation of the MRA and the Offering, and the principal terms of the PowerChoice Agreement excluding the Genco Divestiture, which may occur as the result of operating activities before and after the effective date of the MRA, the Offering, the PowerChoice Agreement and other matters. All of the following adjustments are based on the assumption that the consummation of the MRA and the Offering, and the principal terms of the PowerChoice Agreement excluding the Genco Divestiture had occurred on March 31, 1998.

    The unaudited Pro Forma Condensed Balance Sheet includes the following pro forma adjustments based on the assumptions described below:

(1) To reflect the gross cash proceeds of $3.272 billion received by the Company from the Offering, reduced for the payment of the remaining debt issuance costs estimated by the Company to be approximately $71.8 million.

(2) To reflect the cash compensation of $3.631 billion paid to the IPP Parties pursuant to the terms of the MRA and payment of $13.0 million in other remaining expenses related to the MRA. Approximately $8.7 million of other expenses had been incurred and capitalized as the MRA Regulatory Asset as of March 31, 1998.

(3) To reflect partial usage of the Company's receivables facility in light of the liquidity requirements presented in the Pro Forma Condensed Balance Sheet. Such adjustment is representative of the Company's normal cash management practices.

(4) To record the reversal of $75.0 million of estimated federal income tax payments which would not have been made as a result of the deduction of payments made in connection with the MRA.

(5) To record a federal income tax receivable of $137.8 million, based on the net operating loss which would have been generated and carried back two years for income tax purposes. The net loss for income tax purposes results from the current deduction for income tax purposes of the full amount of the consideration, including cash and Common Stock, paid to the IPP Parties pursuant to the MRA. See "Risk Factors--Federal Income Tax Implications of MRA to the Company."

(6) To reflect the establishment of a $3.997 billion MRA Regulatory Asset representing the recoverable costs of the MRA consisting of (i) the cash compensation of $3.631 billion paid to the IPP Parties; (ii) the issuance of approximately 42.9 million shares of Common Stock valued at an aggregate of $344.0 million or $8.00 per share, based on the limitation on the amount of the MRA Regulatory Asset, as set forth in the PSC Order; and (iii) other remaining expenses of $13.0 million related to the MRA. Approximately $8.7 million of other expenses had been incurred and capitalized as the MRA Regulatory Asset as of March 31, 1998. The MRA Regulatory Asset was established pursuant to the PowerChoice Agreement and will be amortized generally over ten years. See "The MRA and the PowerChoice Agreement."

(7) To reflect the capitalization of the estimated remaining debt issuance costs of approximately $71.8 million resulting from the Offering.

(8) To reflect the issuance of approximately 42.9 million shares of Common Stock to the IPP Parties pursuant to the MRA. These shares will be valued at the price of the Common Stock on the date of the consummation of the MRA. For purposes of developing the Pro Forma Condensed Balance Sheet, the Company used the price of the Common Stock at the close of business on March 26, 1998, or $12 7/16. This adjustment to common stockholders' equity will change based on the price of the Common Stock on the date of the consummation of the MRA.

(9) To reflect the charge to earnings and related tax benefit associated with the PSC's limitation of the amount of the MRA Regulatory Asset that can be recovered from customers. The amount represents the product of the difference between $8 and the closing price of the Common Stock on March 26, 1998 of $12 7/16 multiplied by approximately 42.9 million shares. The ultimate amount of the charge to expense will be based upon the Company's closing Common Stock price on the date of the MRA closing.

                       SELECTED HISTORICAL FINANCIAL DATA

    The following table presents certain historical financial and operating data of the Company as of the dates and for the periods indicated. The historical financial data as of the end of and for each of the five years in the period ended December 31, 1997 are derived from the audited Consolidated Financial Statements of the Company. The historical financial data as of and for the three months ended March 31, 1997 and March 31, 1998 are derived from the unaudited financial statements of the Company, which in the opinion of management, contain all adjustments necessary for a fair presentation thereof.

    The selected historical financial data presented below should be read in conjunction with the Consolidated Financial Statements of the Company, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus.

                                                                                                     THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                      MARCH 31,
                                             -----------------------------------------------------  --------------------
                                               1993       1994       1995       1996       1997       1997       1998
                                                            (Dollars in thousands except per share data)
STATEMENT OF INCOME DATA:
  Operating revenues:
     Electric..............................  $3,332,464 $3,528,987 $3,335,548 $3,308,979 $3,309,441 $ 877,369  $ 863,169
     Gas...................................    600,967    623,191    581,790    681,674    656,963    286,463    235,235
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             3,933,431  4,152,178  3,917,338  3,990,653  3,966,404  1,163,832  1,098,404
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating expenses:
     Fuel for electric generation..........    231,064    219,849    165,929    181,486    179,455     37,465     47,198
     Electricity purchased:
         IPP...............................    745,335    966,724  1,011,518  1,052,298  1,105,970    298,211    299,938
         Others............................    118,178    140,409    126,419    130,594    130,138     30,592     24,412
     Gas purchased.........................    326,273    315,714    276,232    370,040    345,610    148,631    115,452
     Other operation and maintenance.......  1,057,580    957,377    817,897    928,224    835,282    206,665    262,362
     Employee reduction program............         --    196,625         --         --         --         --         --
     Depreciation and amortization.........    276,623    308,351    317,831    329,827    339,641     84,222     87,950
     Other taxes...........................    491,363    496,922    517,478    475,846    471,469    126,109    126,795
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             3,246,416  3,601,971  3,233,304  3,468,315  3,407,565    931,895    964,107
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income.........................    687,015    550,207    684,034    522,338    558,839    231,937    134,297
  Other income.............................     14,154     17,204      3,069     35,943     24,997      7,100      4,225
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before interest charges...........    701,169    567,411    687,103    558,281    583,836    239,037    138,522
  Interest charges.........................    282,263    278,958    279,674    278,033    273,906     67,538     65,590
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before federal and foreign income
    taxes..................................    418,906    288,453    407,429    280,248    309,930    171,499     72,932
  Federal and foreign income taxes.........    147,075    111,469    159,393    102,494    126,595     68,477     52,569
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before extraordinary item.........    271,831    176,984    248,036    177,754    183,335    103,022     20,363
  Extraordinary item.......................         --         --         --    (67,364)        --         --         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income...............................    271,831    176,984    248,036    110,390    183,335    103,022     20,363
  Dividends on preferred stock.............     31,857     33,673     39,596     38,281     37,397      9,399      9,223
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Balance available for common stock.......  $ 239,974  $ 143,311  $ 208,440  $  72,109  $ 145,938  $  93,623  $  11,140
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

  Average number of shares of common stock
    outstanding (in thousands).............    140,417    143,621    144,329    144,350    144,404    144,389    144,419
  Basic and diluted earnings per average
    share of common stock before
    extraordinary item.....................  $    1.71  $    1.00  $    1.44  $    0.97  $    1.01  $    0.65  $    0.08
  Extraordinary item per average share of
    common stock...........................  $      --  $      --  $      --  $   (0.47) $      --  $      --  $      --
  Basic and diluted earnings per average
    share of common stock..................  $    1.71  $    1.00  $    1.44  $    0.50  $    1.01  $    0.65  $    0.08

                                                                                                      THREE MONTHS
                                                          YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                                           -----------------------------------------------------  --------------------
                                             1993       1994       1995       1996       1997       1997       1998
                                                                     (Dollars in thousands)
OTHER OPERATING DATA:
  EBITDA(1)..............................  $ 950,099  $1,029,865 $ 929,130  $ 957,549  $ 961,502  $ 358,863  $ 222,273
  Net cash interest(2)...................    271,116    261,655    260,548    244,501    226,890     56,305     54,783
  Capital expenditures(3)................    519,612    490,124    345,804    352,049    290,757     53,552    132,354
  Ratio of EBITDA to net cash
    interest(4)..........................       3.5x       3.9x       3.6x       3.9x       4.2x       6.4x       4.1x
  Ratio of earnings to fixed
    charges(5)...........................       2.3x       1.9x       2.3x       1.6x       2.0x       3.4x       2.1x
  Ratio of earnings to fixed charges and
    preferred dividend requirements(5)...       2.0x       1.6x       1.9x       1.3x       1.7x       2.8x       1.4x

BALANCE SHEET DATA (AT END OF PERIOD):
  Net utility plant......................  $6,877,292 $7,035,643 $7,007,853 $6,957,615 $6,868,044 $6,919,730 $6,897,664
  Total assets...........................  9,471,327  9,649,816  9,477,869  9,427,635  9,584,141  9,515,010  9,707,583
  Total long-term debt, including current
    portion..............................  3,474,797  3,375,845  3,647,478  3,525,963  3,484,476  3,523,412  3,485,364
  Preferred stock, including current
    portion..............................    440,400    556,950    546,000    535,600    526,730    535,600    526,730
  Common stockholders' equity............  2,456,465  2,462,398  2,513,952  2,585,572  2,727,527  2,676,890  2,739,957

------------------------

(1) EBITDA represents earnings before interest charges, interest income, income taxes, depreciation and amortization, amortization of nuclear fuel, allowance for funds used during construction, non-cash regulatory deferrals and other amortizations and extraordinary items. EBITDA is presented to provide additional information about the Company's ability to meet its future requirements for debt service and capital expenditures. EBITDA should not be considered an alternative to net income as an indicator of operating performance or an alternative to cash flow as a measure of liquidity. See the Consolidated Statements of Cash Flows incorporated by reference in this Prospectus.

(2) Net cash interest reflects interest charges plus allowance for funds used during construction less the non-cash impact of the net amortization of discount on long-term debt and interest accrued on the Nuclear Waste Policy Act disposal liability less interest income.

(3) Capital expenditures consist of amounts for the Company's construction program related to its transmission, distribution and generation operations (including nuclear fuel, related allowance for funds used during construction and capitalized overhead expenses), and the amounts incurred to comply with the Clean Air Act and other environmental requirements.

(4) For purposes of determining the ratio of EBITDA to net cash interest, EBITDA and net cash interest are calculated as described above in notes (1) and
    (2). The ratio of EBITDA to net cash interest is presented to provide additional information about the Company's ability to meet its future requirements for debt service. See the Consolidated Statements of Cash Flows incorporated by reference in this Prospectus.

(5) For purposes of determining the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred dividend requirements, (i) earnings consist of income before federal and foreign income taxes plus fixed charges; (ii) fixed charges consist of interest charges on all indebtedness, including the portion of rental expense that is representative of the interest factor; and (iii) preferred dividend requirements include the dividends on all classes of preferred stock adjusted to a pre-tax basis.

                           MANAGEMENT'S DISCUSSION OF
                    PRO FORMA CONDENSED FINANCIAL STATEMENTS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, INCLUDING THE UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS AND THE NOTES THERETO. CERTAIN STATEMENTS IN THE FOLLOWING DISCUSSION ARE FORWARD-LOOKING STATEMENTS OR DISCUSSIONS OF TRENDS WHICH BY THEIR NATURE INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES THAT COULD SIGNIFICANTLY AFFECT EXPECTED RESULTS. ACTUAL RESULTS AND TRENDS IN THE FUTURE MAY DIFFER MATERIALLY FROM THOSE DESCRIBED HEREIN DEPENDING ON A VARIETY OF FACTORS, INCLUDING THOSE DETAILED UNDER THE CAPTION "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

    The unaudited Pro Forma Condensed Financial Statements give effect to (i) the consummation of the MRA; (ii) the consummation of the Offering; (iii) the issuance of approximately 42.9 million shares of Common Stock to the IPP Parties; and (iv) the principal terms of the PowerChoice Agreement, including the first year impact of a three year rate reduction intended to reduce the Company's revenues by $111.8 million (exclusive of reductions in the GRT) by the time it is fully phased in over three years, and the establishment of the MRA Regulatory Asset which will be amortized by the Company generally over ten years. The unaudited Pro Forma Condensed Financial Statements do not give effect to the Genco Divestiture or certain elements of the PowerChoice Agreement that are not material to the financial results of the Company. The Company is unable at this time to predict either the timing of the Genco Divestiture or the amount of proceeds that the Company will receive. In the event that unacceptable bids are received for any or all of the generating facilities, the Company may spin off such assets to its shareholders. The net book value of the fossil and hydro generating facilities at March 31, 1998 was approximately $1.1 billion.

    On a pro forma basis after giving effect to the consummation of the MRA and the Offering, and the principal terms of the PowerChoice Agreement excluding the Genco Divestiture, the Company's revenues for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998 would have declined by approximately $95.5 million, $23.9 million and $95.5 million, respectively, to $3.9 billion, $1.1 billion and $3.8 billion, respectively. On a historical basis, the Company's revenues were $4.0 billion, $1.1 billion and $3.9 billion, respectively, for such periods. This reduction in revenues reflects the first year's phase-in of a three year rate reduction intended to reduce the Company's electric revenues by $111.8 million (exclusive of reductions in the GRT) by the time it is fully phased in over three years, as well as a deferral of revenues required by the PSC Order representing the difference between the assumed weighted average interest rate for the Series A through G Notes used by the Company in preparing its PowerChoice proposal as compared to current estimates of the same. The actual rate reductions and level of revenues in 1998 and other years will be dependent upon numerous factors such as the volume of electricity sold and the timing of the rate reductions.

    Pursuant to the MRA, 18 PPAs representing approximately 1,100 MW of electric generating capacity are to be terminated. Such electric generating capacity will be replaced with purchases in the spot market for electricity at prices significantly less than the contracted prices under such terminating PPAs. In addition, eight PPAs representing approximately 541 MW of electric generating capacity will be restated and amended on economic terms and conditions which the Company believes are more favorable to it than the terms of the existing PPAs subject to the MRA. Additionally, one PPA representing 42 MW of capacity will be amended to reflect a shorter term (17 years) and a lower stream of fixed unit prices. As a result, on a pro forma basis, the Company's cost of electricity purchased from the IPPs for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998 would have declined by approximately $521.5 million, $128.9 million and $515.5 million, respectively, to $584.5 million, $171.1 million and $592.2 million, respectively. On a historical basis, the Company's cost of electricity purchased from the IPPs was $1.1 billion, $300.0 million and $1.1 billion, respectively, for such periods.

    Pursuant to the PowerChoice Agreement, the compensation paid to the IPP Parties in the form of cash and Common Stock will be capitalized and carried on the Company's balance sheet as the MRA Regulatory Asset. The net amount which will be initially recorded and subsequently amortized generally over a ten year period has been limited by the PSC to approximately $4.0 billion. On a pro forma basis, the amortization of the MRA Regulatory Asset would have amounted to $378.0 million, $94.5 million and $378.0 million for the year ended December 31, 1997, the three months March 31, 1998 and the twelve months ended March 31, 1998, respectively. No such amortization charge was recorded in the historical income statements for such periods.

    The Company's operating income on a pro forma basis would have increased by $48.0 million, $10.5 million and $42.0 million to $606.8 million, $144.8 million and $503.2 million, respectively, for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998, respectively. On a historical basis, the Company's operating income was $558.8 million, $134.3 million and $461.2 million, respectively, for such periods. This increase reflects the net positive impact resulting from the significant reduction in the Company's cost of electricity purchased from the IPPs which more than offsets the decline in revenues and amortization of the MRA Regulatory Asset.

    The estimated additional interest charges and amortization of debt issuance costs associated with the MRA Financing and usage of the Company's receivables facility would have increased interest charges on a pro forma basis by approximately $237.9 million, $58.4 million and $233.5 million to $511.8 million, $124.0 million and $505.5 million, respectively, for the year ended December 31, 1997, the three months ended March 31, 1998 and the year ended March 31, 1998. On a historical basis, the Company recorded interest charges of $273.9 million, $65.6 million and $272.0 million, respectively, for such periods.

    The Company's net income on a pro forma basis would have declined by $127.6 million, $32.2 million and $128.6 million to a net income (loss) of $55.7 million, $(11.8) million and $(27.9) million, respectively, for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998, respectively. On a historical basis, the Company reported net income of $183.3 million, $20.4 million and $100.7 million, respectively, for such periods. This decline in net income reflects the above described decrease in revenues, the amortization of the MRA Regulatory Asset and an increase in interest charges, which more than offset the decrease in the cost of electricity purchased from the IPPs.

    As a result of the MRA, the Company would have recognized and deducted in the current year for income tax purposes, an amount representing the total compensation paid to the IPP Parties, including the cash and market value of the Common Stock issued to the IPP Parties. This deduction would have created a net operating loss which would have been carried back two years resulting in a federal income tax refund and would have been carried forward to effectively reduce federal income taxes paid in future years. The impact of such NOL would have been to increase the amount of cash available to the Company until such NOL is fully utilized.

LIQUIDITY AND CAPITAL RESOURCES

    The Pro Forma Condensed Financial Statements demonstrate significant improvement in the Company's liquidity and capital resources by comparison to the Company's historical financial statements. Under the MRA, the Company is able to replace long-term escalating payment obligations to the IPP Parties with the indebtedness represented by the Offering and a portfolio of restated or amended shorter-term PPAs with pricing and terms that are more favorable than the existing PPAs that are subject to the MRA. On a pro forma basis, the Company's EBITDA would increase by $465.2 million, $114.8 million and $459.2 million to $1.4 billion, $337.1 million, and $1.3 billion, respectively, for the year ended December 31, 1997, the three months ended March 31, 1998 and the twelve months ended March 31, 1998, respectively. On a historical basis, the Company's EBITDA was $961.5 million, $222.3 million and $859.7 million, respectively, for such periods. This change results primarily from a decrease in the cost of electricity purchased from the IPPs due to the termination, restatement or amendment of PPAs pursuant to the MRA. In addition, the Company would have available additional borrowings of $275.0 million under the Credit Facility and, under the financial covenants set forth in the Indenture, will have the ability, to incur up to an additional
$   billion of indebtedness.

    The Company's principal short-term and long-term liquidity requirements are expected to consist of the payment of interest on and retirement of the First Mortgage Bonds and the indebtedness represented by the Offering, the payment of dividends on and the redemption of the Company's Preferred Stock and capital expenditures required to maintain the Company's transmission and distribution systems. In addition, the Company is currently negotiating to extend the expiration of its Credit Facility from June 30, 1999 to August 1, 2000. The Company anticipates that internally generated funds will be sufficient to meet its capital expenditure requirements, provide for the payment of interest charges and preferred dividends and the retirement of debt and preferred stock at maturity, and enable the Company to meet other contingencies that may occur, such as compliance with environmental regulation.

                     THE MRA AND THE POWERCHOICE AGREEMENT

    OVERVIEW

    On March 20, 1998, the Company received written approval from the PSC for the PowerChoice Agreement which establishes a five-year rate plan and incorporates the terms of the MRA. The key terms of the PowerChoice Agreement include: (i) a revenue reduction of $111.8 million (exclusive of reductions in the GRT) for all customer classes to be phased in over three years beginning upon the consummation of the MRA; (ii) a mechanism to cap prices to electric customers in years four and five of the five-year term; (iii) an allowance for the Company to recover stranded costs (including the recoverable costs associated with the MRA); (iv) the permission to establish the MRA Regulatory Asset, reflecting the recoverable costs of the MRA which will be amortized generally over ten years; (v) an agreement by the Company to divest its fossil and hydro electric generating facilities within a defined time period and retain its nuclear generating facilities with a commitment to explore their divestiture at a later date; and (vi) an agreement by the Company to provide its retail electric customers with the option to choose their supplier of electricity by no later than December 1999.

    THE MRA

    The closing of the Offering is expected to occur concurrently with and is contingent upon the closing of the MRA. Pursuant to the MRA, the Company has reached an agreement with 14 IPPs to terminate, restate or amend 27 PPAs in exchange for approximately $3.6 billion of cash and approximately 42.9 million shares of Common Stock. The Common Stock to be received by the IPP Parties will represent approximately 23% of the Company's outstanding shares following such issuance. The cash payment to the IPP Parties will be funded from the proceeds of the Offering together with cash on hand. The principal effects of the MRA are to significantly reduce the Company's existing payment obligations under the PPAs, which consisted of approximately 2,700 MW of capacity in aggregate for all existing PPAs at March 31, 1998.

    The Company expects that the MRA will result in a significant improvement in cash flow resulting from the reduction in the payment obligation (both in nominal dollars and PPA duration) under the existing PPAs. The savings in annual energy payments will yield significant free cash flow that can be dedicated to the repayment of the Notes.

    Under the terms of the MRA, the Company's significant long-term and escalating IPP payment obligations will be restructured into a more manageable debt obligation and a portfolio of restated and amended PPAs with price and duration terms that the Company believes are more favorable than the existing PPAs. Under the MRA, 18 PPAs representing approximately 1,100 MW of electric generating capacity will be terminated completely, thus allowing this capacity to be replaced through the competitive market at market-based prices. The Company has no continuing obligation to purchase energy from the terminating IPPs. Also under the MRA, eight PPAs representing approximately 541 MW of capacity will be restated on economic terms and conditions which the Company believes are more favorable to it than the terms of the existing PPAs subject to the MRA. The restated PPAs will have shorter terms (ten years) and will be structured as financial swap contracts where the Company receives or makes payments to the IPP Parties based upon the differential between the contract price and a market reference price for electricity. The contract prices are fixed for the first two years changing to an indexed pricing formula thereafter. Contract quantities are fixed for the full ten year term of the contracts. The indexed pricing structure ensures that the price paid for energy and capacity will fluctuate relative to the underlying market cost of gas and general indices of inflation. Until such time as a competitive energy market structure becomes operational in the State of New York, the amended and restated contracts provide the IPP Parties with a put option for the physical delivery of energy. Additionally, one PPA representing 42 MW of capacity will be amended to reflect a shorter term (17 years) and a lower stream of fixed unit prices. The Company's expected future commitment under the restated and amended contracts ranges from approximately $210 million in the first year to $290 million in the tenth year.

    Against the Company's forecast of market energy prices, the amended and restated PPAs represent an expected above-market payment obligation. The Company believes, however, that its portfolio of amended and restated PPAs could provide it and its customers with a hedge against significant upward movement in market prices for electricity. The portfolio of amended and restated PPAs and market purchases contain terms that are more responsive than the existing PPAs to competitive market price changes.


    Upon consummation of the MRA, the IPP Parties are expected to own up to approximately 42.9 million shares of the Common Stock, representing up to 23% of the Company's voting securities. Pursuant to the MRA, any IPP Party that receives 2% or more of the outstanding Common Stock and any designee of IPP Parties that receives more than 4.9% of the outstanding Common Stock upon the consummation of the MRA will, together with certain but not all affiliates (collectively, "2% Shareholders"), enter into certain shareholder agreements (the "Shareholders Agreements"). Pursuant to each Shareholder Agreement, the 2% Shareholders agree that for five years from the consummation of the MRA they will not acquire more than an additional 5% of the outstanding Common Stock (resulting in ownership in all cases of no more than 9.9%) or take any actions to attempt to acquire control of the Company, other than certain permitted actions in response to unsolicited actions by third parties. The 2% Shareholders generally vote their shares on a "pass-through" basis, in the same proportion as all shares held by other shareholders are voted, except that they may vote in their discretion (i) for extraordinary transactions and (ii) for directors when there is a pending proposal to acquire the Company. The terms of the MRA have been amended so that the Company will sell some portion of the 42.9 million shares of Common Stock to the public and deliver the net proceeds to the IPP Parties.


    THE POWERCHOICE AGREEMENT

    The PowerChoice Agreement, which was approved by the PSC on March 20, 1998, establishes a five-year rate plan that will reduce average residential and commercial rates by an aggregate of 3.2% over the first three years. The rate plan will take effect within 30 days of approval by the PSC of the tariffs implementing PowerChoice, but in no case earlier than the MRA closing. The reduction in prices will include certain savings that will result from partial reductions of the GRT. Industrial customers will see average reductions of 25% relative to 1995 price levels; these decreases will include discounts currently offered to some industrial customers through optional and flexible rate programs. The cumulative rate reductions, exclusive of GRT savings, are estimated to be $111.8 million, to be phased in over the first three years of the agreement. During the term of the PowerChoice Agreement, the Company will be permitted to defer certain costs associated primarily with environmental remediation, nuclear decommissioning and related costs, and changes in laws, regulations, rules and orders. The Company must also defer, during the term of the PowerChoice Agreement, the difference between the assumed weighted average interest rate of 8.5% used by the Company to prepare its PowerChoice proposal and the actual weighted average interest rate for the Series A through G Notes. In years four and five of its rate plan, the Company can request an annual increase in prices subject to a cap of 1% of the all-in price, excluding commodity costs (e.g., transmission, distribution, nuclear, and forecasted CTC). In addition to the price cap, the PowerChoice Agreement provides for the recovery of deferrals established in years one through four and cost variations resulting from indexing provisions of the MRA financial contracts. The aggregate of the price cap increase and recovery of deferrals is subject to an overall limitation of inflation.

    Under the terms of the PowerChoice Agreement, all of the Company's customers will be able to choose their electricity supplier in a competitive market by December 1999. The Company will continue to distribute electricity through its transmission and distribution systems and would be obligated to be the so-called provider of last resort for those customers who do not exercise their right to choose a new electricity supplier.

    The PowerChoice Agreement provides that the MRA and the contracts executed pursuant thereto are found to be prudent. The PowerChoice Agreement further provides that the Company shall have a reasonable opportunity to recover its stranded costs, including those associated with the MRA and the contracts executed thereto, through a CTC and, under certain circumstances, through exit fees or in rates for back-up service.

    The PSC has limited the amount of the MRA Regulatory Asset that can be recovered from customers to approximately $4.0 billion. The MRA Regulatory Asset represents the recoverable costs of the MRA, consisting of the cash compensation paid to the IPP Parties, the issuance of approximately 42.9 million shares of Common Stock, and other expenses related to the MRA. The ultimate amount of the MRA Regulatory Asset may vary based on certain events related to the closing of the MRA. Because the value of the consideration to be paid to the IPP Parties can only be determined at the closing of the MRA, the value of the limitation on the recoverability of the MRA Regulatory Asset is expected to be recorded as a charge to expense in the second quarter of 1998 upon the MRA closing. The charge to expense will be determined as the difference between $8 per share and the Company's closing Common Stock price on the date the MRA closes. Using the Company's Common Stock price on March 26, 1998 of $12 7/16 per share, the charge to expense would be approximately $190.0 million.

    The PowerChoice Agreement calls for the Company to divest all its fossil and hydro generating facilities and prohibits the Company from owning non-nuclear generating assets within the State of New York except as described below. The Genco Divestiture is intended to be accomplished through an auction, the plan for which was approved by the PSC in an order dated May 6, 1998. Winning bids are expected to be selected in the fall of 1998. The Company will retain a portion of the auction sale proceeds, above specified levels, as an incentive to obtain maximum value in the sale. This incentive would be recovered from sale proceeds. The Company agreed that if it does not receive an acceptable bid for an asset, the Company will form a subsidiary to hold any such asset and then will legally separate this subsidiary from the Company through a spin-off to shareholders or otherwise. If a bid of zero or below is received for an asset, the Company may keep the asset as part of its regulated business. The auction process will serve to quantify any stranded costs associated with the Company's fossil and hydro generating facilities. The Company will have a reasonable opportunity to recover these costs through the CTC and, under certain circumstances, through exit fees or in rates for back-up service. The Company intends to use any cash proceeds from such an auction to repay indebtedness.

    The PowerChoice Agreement contemplates that the Company's nuclear plants will remain part of the Company's regulated business. The Company has been supportive of the creation of a statewide New York Nuclear Operating Company that it expects would improve the efficiency of nuclear units throughout the state. The PowerChoice Agreement stipulates that absent such a statewide solution, the Company will file a detailed plan for analyzing other proposals regarding its nuclear facilities, including the feasibility of an auction, transfer and/or divestiture of such facilities, within 24 months of approval of the PowerChoice Agreement.

    The PowerChoice Agreement also allows the Company to form a holding company at its election. The Company is seeking approval from its shareholders for the formation of a holding company. The implementation of a holding company structure, if approved by the Company's shareholders, would only occur following various regulatory approvals.

                              DESCRIPTION OF NOTES

GENERAL


    The Notes will be issued pursuant to an Indenture to be entered into between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and prospective purchasers of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain capitalized terms used in the Indenture and in the following summary are set forth below under "--Definitions."



    The Notes will be senior unsecured obligations of the Company and will rank PARI PASSU in right of payment to all existing and future Senior Indebtedness of the Company. Upon completion of the offering hereunder, the Company will have outstanding approximately $6.8 billion of Senior Indebtedness, consisting primarily of $2.8 billion of First Mortgage Bonds, which are secured by a lien on substantially all of the Company's utility property, $529.0 million of borrowings under the Credit Facility, which are secured with First Mortgage Bonds, $20.0 million of unsecured Medium Term Notes and the Notes. In addition, the Company will have available up to an additional $275.0 million under the Credit Facility. Upon completion of the Offering, the Company will not have any outstanding Subordinated Indebtedness. Under the Indenture, the Company may in the future issue additional First Mortgage Bonds, including in connection with a refinancing of the Credit Facility, and additional series of Notes, as well as Subordinated Indebtedness, subject to certain exceptions described below.


PRINCIPAL, MATURITY AND INTEREST

    The Indenture permits the Company to issue Notes in one or more series and in an unlimited amount. Except for the Notes offered hereby, each series of Notes will be created and established by a Supplemental Indenture which shall specify the terms of such Notes.

SERIES A THROUGH G NOTES

    Each series of Notes offered hereby will be limited in aggregate principal amount, will mature on (i) July 1, in the case of Series A, C and E Notes, and
(ii) October 1, in the case of Series B, D, F and G Notes, of the year, and will bear interest at the rate set forth opposite such series below:

  SERIES    PRINCIPAL AMOUNT  INTEREST RATE   MATURITY
----------  ----------------  -------------  -----------
Series A     $300.0 million         %              1999
Series B     $450.0 million         %              2000
Series C     $400.0 million         %              2001
Series D     $400.0 million         %              2002
Series E     $400.0 million         %              2003
Series F     $400.0 million         %              2005
Series G     $600.0 million         %              2008

    Interest on the Series A, C and E Notes will be payable in cash semi-annually in arrears on January 1 and July 1 of each year, commencing on January 1, 1999, to holders of record on the immediately preceding December 15 and June 15. Interest on the Series B, D, F and G Notes will be payable in cash semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 1998, to holders of record on the immediately preceding March 15 and September 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Series A through G Notes will be issued in denominations of $1,000 and integral multiples thereof.

SENIOR DISCOUNT NOTES

    The Senior Discount Notes initially will be limited in aggregate principal amount at maturity to $500.0 million and will mature on July 1, 2010. The Senior Discount Notes will be issued at a substantial discount from their principal
amount at maturity in order to generate gross proceeds of $   million. Until
July 1, 2003, no interest will accrue on the Senior Discount Notes, but the Accreted Value will increase (representing amortization of original issue discount) between the date of original issuance and July 1, 2003, on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value shall be equal to the full principal amount at maturity of the Senior Discount Notes on July 1, 2003. Thereafter,
interest on the Senior Discount Notes will accrue at the rate of    % per annum
and will be payable in cash semi-annually in arrears on January 1 and July 1 of each year, commencing on January 1, 2004. Interest on the Senior Discount Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from July 1, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Senior Discount Notes will be issued in denominations of $1,000 and integral multiples thereof.

MANDATORY REDEMPTION

    Except as provided under "--Change of Control," the Company is not required to make mandatory repurchase, redemption or sinking fund payments with respect to the Notes prior to maturity. Under certain circumstances, the Company may be required to make an offer to repurchase the Notes. See "Certain
Covenants--Proceeds of Certain Asset Sales."

OPTIONAL REDEMPTION

    The Notes in Series A through G will be redeemable at the option of the Company at any time, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, through the applicable redemption date plus the Make-Whole Premium. The Senior Discount Notes will be redeemable at the Company's option prior to July 1, 2003 at any time, in whole or in part, upon not less than 30 and not more than 60 days' notice, in cash at a redemption price equal to 100% of the Accreted Value thereof plus the Make-Whole Premium. On or after July 1, 2003, the Company, at its option, may redeem, in whole or in part, the Senior Discount Notes, upon not less than 30 nor more than 60 days' notice, in cash at the respective redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon through the applicable redemption date, if redeemed during the twelve-month period beginning on July 1 of the years indicated below.

YEAR                                                                                    PERCENTAGE
--------------------------------------------------------------------------------------  -----------
2003..................................................................................       %
2004..................................................................................       %
2005..................................................................................       %
2006 and thereafter...................................................................       100.0 %

SPECIAL REDEMPTION

    Notwithstanding the Optional Redemption provisions above, the Company may, at its option, by delivering a notice of redemption at any time during the period from April 1, 1999 through December 31, 2000, use the Net Proceeds from any sale or sales of Fossil and Hydro Generating Assets to redeem up to $500.0 million aggregate principal amount of the Notes in Series B through F at a cash redemption price equal to 100% of the principal amount thereof plus accrued interest thereon, if any, to the date of redemption. The Company shall effect a redemption of Notes pursuant to this provision such that, following such redemption, the percentage of Notes in each of Series B through F that remain outstanding (calculated for each series by dividing the aggregate principal amount of Notes outstanding by the aggregate principal amount of Notes originally issued) is as near to identical as reasonably practicable. Any such redemption must occur within 120 days following the receipt by the Company of the Net Proceeds that are being used to effect the redemption.

SELECTION AND NOTICE

    If less than all the Notes in any series are to be redeemed at any time, selection of Notes of such series for redemption will be made by the Trustee, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate; provided that no Notes in denominations of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days prior to the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

CHANGE OF CONTROL

    No earlier than 30 days nor later than 60 days after the date upon which the Company mails a written notice to the holders of the occurrence of a Change of Control Triggering Event, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to an offer by the Company (the "Change of Control Offer") at an offer price in cash equal to (a) 101% of the aggregate principal amount thereof in the case of the Series A through G Notes, or (b) 101% of the Accreted Value of the Senior Discount Notes (if such repurchase occurs prior to July 1, 2003) or (c) 101% of the principal amount at maturity of the Senior Discount Notes (if such repurchase occurs on or after July 1, 2003), plus accrued and unpaid interest thereon, if any, through the date of purchase. The Company will mail or cause to be mailed notice of the Change of Control Offer to each holder of the Notes within 30 days following any Change of Control Triggering Event, which will (i) state that a Change of Control Offer is being made and that all Notes tendered will be accepted for payment and (ii) offer to repurchase the Notes during the time period and for the purchase price referred to above pursuant to the procedures required by the Indenture and described in such notice.

    The Company's ability to pay cash to the holders of the Notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that the Company will have sufficient funds to repurchase the Notes following a Change of Control Triggering Event. Except as described above with respect to a Change of Control Triggering Event, the Indenture does not contain provisions that permit the holder of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring, including highly leveraged transactions that could reduce the creditworthiness of the Company.

    The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with any repurchase or redemption of the Notes as a result of a Change of Control Triggering Event.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Indenture will provide that, prior to the Investment Grade Date, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any cash dividend or other distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving the Company (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or any portion of a dividend or distribution by a Restricted Subsidiary of the Company that is payable to the Company or to any Wholly-Owned Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value from any Person other than the Company or a Wholly-Owned Restricted Subsidiary any Equity Interests of the Company, any of its Subsidiaries or any direct or indirect parent of the Company (other than the conversion or exchange of Equity Interests of the Company for other Equity Interests of the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payments:

    (A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (B) except in the case of a Restricted Investment, the Company would, at the time of such Restricted Payment, and after giving PRO FORMA effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio of not less than 1.75 to 1 (calculated as described below under the caption "--Incurrence of Indebtedness"); and

    (C) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Initial Issuance Date (excluding Restricted Payments permitted by clauses
(iii), (iv), (v), (vi) or (vii) of the next succeeding paragraph), is less than the sum of (i) $50,000,000, PLUS (ii) 25% of an amount equal to the Operating Cash Flow of the Company for the period (taken as one accounting period) from the day after the Initial Issuance Date through the end of the Company's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Operating Cash Flow for such period is a deficit, less 100% of such deficit), PLUS (iii) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale (other than pursuant to or in connection with the IPP Buyout) after the Initial Issuance Date of Equity Interests of the Company or of debt securities of the Company that have been converted into Equity Interests of the Company, PLUS (iv) 100% of the aggregate cash proceeds received by the Company from any payment in respect of any previously made Restricted Investment (but only to the extent that such amount is not reflected in Consolidated Net Income).

    The foregoing provisions will not prohibit (i) the payment of dividends, whether paid in kind or in cash, or the satisfaction of mandatory redemption obligations, in respect of any Preferred Stock outstanding on the Initial Issuance Date in accordance with the terms thereof; (ii) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (iii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company; (iv) the defeasance, redemption or repurchase of Subordinated Indebtedness with the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the

Company) of Equity Interests of the Company or from an incurrence of Permitted Refinancing Indebtedness that consists of Subordinated Indebtedness; PROVIDED, that the amount of any net cash proceeds that are utilized for any redemption, repurchase, retirement or other acquisition described in clauses (iii) and (iv) shall be excluded from clause (C) (iii) of the first paragraph of this covenant;
(v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management or for the purpose of providing Equity Interests for issuance under dividend reinvestment or employee benefits plans of the Company; (vi) any spin-off or other distribution to shareholders of the Generating Assets or the Oswego Plant or any portion thereof or any direct or indirect interest therein; and (vii) any dividend or other distribution of the Capital Stock of any Unrestricted Subsidiary; PROVIDED, that in the case of each of clauses (i) and
(ii) above, no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

    Not later than the date of making any Restricted Payment that relies on clause (C) of the first paragraph of this covenant to be permitted, and so long as the limitations contained in such clause apply, the Company shall deliver to the Trustee an officer's certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by such covenant were computed, which calculations may be based upon the Company's latest available financial statements.

    INCURRENCE OF INDEBTEDNESS

    The Indenture will provide that, prior to the Investment Grade Date, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur"), any Indebtedness (including Acquired Debt) or issue any Disqualified Stock; PROVIDED, HOWEVER, that the Company and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and issue Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such Indebtedness is incurred or Disqualified Stock is issued would have been at least 3.25 to 1, determined on a PRO FORMA basis (including a PRO FORMA application of the net proceeds therefrom), as if such Indebtedness had been incurred or such Disqualified Stock had been issued at the beginning of such four-quarter period.

    The foregoing provisions will not apply to (i) Permitted Refinancing Indebtedness; (ii) the incurrence by the Company of any amount of Subordinated Indebtedness if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such Subordinated Indebtedness is incurred would have been at least 1.75 to 1 (determined as above); (iii) Permitted Hedging Agreements; (iv) borrowings under the Credit Facility in an amount not to exceed $804.4 million; and (v) intercompany Indebtedness between and among the Company and any of its Restricted Subsidiaries (except in a TIPES Transaction); PROVIDED, HOWEVER, that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be.

    LIENS

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, secure with a Lien on the property or assets of the Company or such Restricted Subsidiary, Other Indebtedness or Subordinated Indebtedness without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes (i) in the case of a Lien securing Other Indebtedness, on an equal and ratable basis with the Lien securing such Other Indebtedness and

(ii) in the case of a Lien securing Subordinated Indebtedness, on a basis such that the Lien securing the Notes is senior in priority to the Lien securing such Subordinated Indebtedness, in each case until such time as such Other Indebtedness or Subordinated Indebtedness is no longer secured by a Lien. Under this covenant, the Company will be permitted to refinance or replace the full amount of First Mortgage Bonds outstanding on the Initial Issuance Date, the Credit Facility and the Receivables Financing, and to enter into the Securitization Transaction, without securing the Notes.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Restricted Subsidiary to (a)(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (b) make loans or advances to the Company or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) the First Mortgage Bonds, the Credit Facility, the Receivables Financing, the Pollution Control Obligations, the Securitization Transaction, the Indenture and the Notes; (ii) applicable law or regulation; (iii) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
(iv) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practice; (v) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above in the property so acquired; (vi) any contract for the sale of 100% of the Capital Stock of a Restricted Subsidiary; or (vii) Permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

    MERGER, CONSOLIDATION, OR SALE OF ASSETS

    The Indenture will provide that so long as the Notes are outstanding the Company may not, directly or indirectly, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all its assets in one or more related transactions, to another Person unless (i) the corporation formed by such consolidation or surviving in such merger or the Person that acquires by sale, assignment, transfer, conveyance or other disposition, or that leases, such assets (in each such case, the "Successor Entity), is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and expressly assumes the Company's obligations under the Indenture and the Notes; (ii) immediately before and after such transaction no Default or Event of Default exists; and (iii) the Successor Entity (or the Company, in the case of a consolidation or merger in which the Company is the surviving entity) (A) has Consolidated Net Worth immediately after the transaction (but prior to any revaluation or recalculation of Consolidated Net Worth as of the date of the transaction relating to a carry-over basis (if any) of the assets acquired in the transaction (as determined in accordance with GAAP)) equal to or greater than the Consolidated Net Worth of the Company immediately prior to the transaction and (B) will, at the time of such transaction and after giving PRO FORMA effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio of not less than 1.75 to 1 (calculated as described above under the caption "--Incurrence of Indebtedness);" PROVIDED, that the limitations set forth in this clause (iii) shall not apply following the Investment Grade Date or to any merger or consolidation of the Company with or into a Restricted Subsidiary and PROVIDED FURTHER, that the limitations set forth above shall not apply to the sale or disposition by the Company of its Generating Assets or the Oswego Plant.

    PROCEEDS OF CERTAIN ASSET SALES


    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in a (A) Permitted Asset Swap unless the Company or Restricted Subsidiary receives property or assets with a Fair Value at least equal to the Fair Value of the property or assets swapped,
(B) Sale of Assets unless (i) the Company or Restricted Subsidiary receives consideration at least equal to the Fair Value of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) except in connection with a sale of the Nuclear Generating Assets or the Oswego Plant, at least 75% of the consideration received therefor by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents, PROVIDED, that if in the case of the sale of any Fossil and Hydro Generating Assets pursuant to the PowerChoice Agreement, the Board of Directors determines in good faith that the Company will receive the highest price by accepting a bid with consideration consisting of less than 75% cash or Cash Equivalents, and the PSC approves the Company's acceptance of such bid, then the Company may accept such bid and PROVIDED, FURTHER, that in the case of any Sale of Assets (except a Securitization Transaction) that is consummated after the Investment Grade Date, the requirement of clause (ii) shall not apply. Within 180 days after the receipt of any Net Proceeds from a Securitization Transaction or a Sale of Assets consisting of Generating Assets, or within 360 days after the receipt of any Net Proceeds from any other Sale of Assets that is consummated prior to the Investment Grade Date, the Company is required (a) in the case of a Securitization Transaction, to apply the cash portion of such Net Proceeds in accordance with the relevant statutory or regulatory requirements that govern such transaction or, if there are no such requirements, to reduce Senior Indebtedness, (b) in the case of a sale or other disposition of Generating Assets or the Oswego Plant, to use not less than 85% (or 100% if the accepted bid requires less than 75% of the purchase price to be paid in cash or Cash Equivalents) of the cash portion of such Net Proceeds to reduce Senior Indebtedness and (c) in the case of any other Sale of Assets that is consummated prior to the Investment Grade Date, to use 100% of the cash portion of such Net Proceeds for one or more of the following: (x) to reduce Senior Indebtedness,
(y) to reinvest, or enter into an agreement with respect to the reinvestment of, such Net Proceeds in Related Assets, or (z) make an offer to all holders to purchase outstanding Notes at an offer price in cash in an amount equal to 100% of the principal amount thereof (in the case of the Series A through G Notes), 100% of the Accreted Value of the Senior Discount Notes (if such repurchase occurs prior to July 1, 2003) or 100% of the principal amount at maturity of the Senior Discount Notes (if such purchase occurs on or after July 1, 2003), plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. If such an offer is not fully subscribed, the Company will be free to use the remaining proceeds in any manner permitted by the Indenture.


    TRANSACTIONS WITH AFFILIATES


    The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or Subsidiary with an unrelated Person and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction or any series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million a resolution of the Board of Directors set forth in an officer's certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(ii) with respect to any Affiliate Transaction or any series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by a nationally recognized expert in evaluating such transactions; PROVIDED that (v) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business, (w) commercial transactions in the ordinary course of the utility business between or among the Company and/or its Restricted Subsidiaries, (x) transactions permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments," (y) agreements or transactions entered into in connection with a Securitization Transaction or the Receivables Financing and (z) following any holding company reorganization, transactions between the Company and its Restricted Subsidiaries and the Company's parent that are on terms permitted by the PSC, in each case, shall not be deemed Affiliate Transactions.


    PAYMENTS FOR CONSENT

    The Indenture will provide that neither the Company nor any of it its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of the Notes of any series for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or such Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes of such series that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    REPORTS

    The Indenture will provide that the Company shall file with the Trustee, within 15 days of filing them with the Securities and Exchange Commission (the "Commission"), copies of the current, quarterly and annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. If the Company is not subject to the requirements of
Section 13 or 15(d) of the Exchange Act, the Company shall nevertheless file with the Commission and the Trustee, on the date upon which it would have been required to file with the Commission, current, quarterly and annual financial statements, including any notes thereto (and with respect to annual reports, an auditor's report by a firm of established national reputation, upon which the Trustee may conclusively rely), and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," both comparable to that which the Company would have been required to include in such current, quarterly and annual reports, information, documents or other reports on Forms 8-K, 10-Q and 10-K if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, PROVIDED that the Company shall not be required to register under the Exchange Act by virtue of this provision, if not otherwise required to do so.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture will provide that the occurrence of any of the following constitutes an Event of Default: (i) default for 60 days in the payment when due of interest on any of the Notes; (ii) default in the payment when due of the principal of, or premium, if any, on, the Notes; (iii) failure by the Company to comply with the provisions described under the captions "--Restricted Payments," "--Incurrence of Indebtedness" or "--Merger, Consolidation, or Sale of Assets",
(iv) failure by the Company for 60 days after notice by the Trustee or to the Company and Trustee by the holders of 25% or more in aggregate principal amount (or principal amount at maturity, as the case may be) of Notes to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or by any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists or is created after the date of the Indenture, which default (a) is caused by a failure to pay the principal of such Indebtedness at the stated maturity of such Indebtedness after the expiration of grace periods provided in such indebtedness (a "Payment Default") or (b) has resulted in the acceleration of such Indebtedness prior to its stated maturity; and, in each case the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay one or more final judgments not otherwise covered by insurance aggregating in excess of $50.0 million not otherwise covered and payable by insurance, which judgments are not paid, discharged or stayed for a period of 60 days; or (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.


    If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount (or principal amount at maturity, as the case may be) of the then outstanding Notes of any series affected by an Event of Default may declare all the Notes of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, the holders of not less than a majority in principal amount (or principal amount at maturity, as the case may be) of the then outstanding Notes of any series affected by an Event of Default will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding such notice is in their interest.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption or Change of Control provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

    The holders of not less than a majority in aggregate principal amount of the Notes then outstanding which would be materially adversely affected by such waiver, by notice to the Trustee may on behalf of the holders of all the Notes so affected waive any existing Default or Event of Default and its consequences under the Indenture, except an Event of Default in the payment of principal of, premium, if any, or interest on the Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

    No past, present or future director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes and the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability as part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture will provide that the Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes of any series ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and the Indenture shall cease to be of further effect as to, all outstanding Notes of such series, except as to (i) rights of holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust funds; (ii) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the Indenture or covering the Notes of any series ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes of the affected series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes of the affected series.


    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, U.S. legal tender, noncallable U.S. government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a firm of independent public accountants nationally recognized in the United States, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the holders of Notes must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the United States Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such Legal Defeasance had not occurred;
(iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to such Trustee confirming that the Holders of such Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance has not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of such Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the officers' certificate, (i) through
(vi) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph have been complied with.


AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented, and the Company and the Trustee may enter into Supplemental Indentures, and any existing default or compliance with any provision of the Indenture or the Notes may be waived, with the consent of the holders of not less than a majority in principal amount (or principal amount at maturity, as the case may be) of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes); PROVIDED, HOWEVER, that if there shall be Notes of more than one series outstanding and if the proposed action to be taken will materially adversely affect the rights of holders of Notes of one or more of such series, then the consent (including consents obtained in connection with a tender offer or exchange offer for Notes) only of the holders of a majority in aggregate principal amount (or principal amount at maturity, as the case may be) of outstanding Notes of all series so affected, considered as one class, shall be required.

    Without the consent of each holder affected an amendment or waiver may not (with respect to any Note held by a non-consenting holder); (i) reduce the principal amount (or principal amount at maturity, as the case may be) of Notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal or change the maturity of any Note or alter or waive the provisions with respect to redemption with respect to any Note except as permitted by the Indenture; (iii) reduce the rate of or change the time for payment of interest on any Note; (iv) after the obligation has arisen for the Company to make an offer to purchase following a Change of Control or Sale of Assets, alter the obligation to purchase Notes in accordance with such offer to purchase or waive any default in the performance thereof; (v) waive a Default or Event of Default in the payment of principal of or interest on the Notes; (vi) make any Note payable in money other than that stated in any Note; (vii) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal or interest on the Notes; (viii) waive a redemption payment with respect to any Note; or (ix) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or any Notes and enter into Supplemental Indentures: (a) to cure any ambiguity, defect or inconsistency; (b) to secure the Notes on an equal and ratable or senior basis with Other Indebtedness or Subordinated Indebtedness as required by the Indenture; (c) to establish and create one or more additional series of Notes and to specify the terms of such series, pursuant to the Indenture; (d) to provide that the Company shall not issue any additional Notes or to add conditions, limitations and restrictions on the Company with respect to any series of Notes; (e) to add additional covenants and agreements of the Company to the Indenture, to add additional Events of Default under the Indenture or to surrender any right or power reserved to or conferred upon the Company pursuant to the Indenture; (f) to provide for alternative methods or forms for evidencing and recording the ownership of Notes; (g) to evidence the succession to the Company by a Successor Entity, or successive successions, and the assumption by such Successor Entity of the covenants and obligations of the Company under the Indenture; (h) to make any other change that would provide additional rights or benefits to the holders of the Notes or that would not adversely affect the legal rights of such holders; or (i) to comply with the requirements of the Commission to maintain the qualification of the Indenture under the TIA.

BOOK-ENTRY SYSTEM

    Upon issuance, all Notes of the same series will be represented by one or more global securities (a "Global Security"). Each Global Security will be deposited with, or on behalf of, the Depository Trust Company (the "Depository") and registered in the name of a nominee of the Depository. Except under circumstances described below, book-entry Notes will not be exchangeable for certificated Notes and will not otherwise be issuable in definitive form.

    The Depository has advised the Company that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository holds securities that its participants ("Participants") deposit with the Depository. The Depository also facilitates the settlement among

Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depository is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers (the "NASD"). Access to the Depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to the Depository and its Participants are on file with the Securities and Exchange Commission.

    Upon the issuance of a Global Security, the Depository will credit on its book-entry registration and transfer system its Participants' accounts with their respective principal amounts of the Notes represented by such Global Security. Such accounts shall be designated by the Underwriters with respect to such Notes. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository or its nominee (with respect to interest of Participants) and on the records of Participants (with respect to interests of persons other than Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability of a purchaser of an interest in a book-entry Note to transfer such interest.

    So long as the Depository or its nominee is the registered owner of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture. Except as provided below or as the Company may otherwise agree in its sole discretion, owners of beneficial interests in a Global Security will not be entitled to have Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Principal, premium, if any, and interest payments on Notes registered in the name of the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. None of the Company, the Trustee, any paying agent or the registrar for such Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security for such Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    The Company expects that the Depository for the Notes or its nominee, upon receipt of any payment of principal, premium or interest, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Notes as shown on the records of the Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interest in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" (i.e., the name of a securities broker or dealer), and will be the responsibility of such Participants.

    If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Notes in definitive form in exchange for the entire Global Security representing such Notes. In addition, the Company may at any time and in its sole discretion determine not to have the Notes represented by Global Securities and, in such event, will issue Notes in definitive form in exchange for the Global Securities representing such Notes. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Notes represented by such Global Security equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in denominations that are integral multiples of $1,000, unless otherwise specified by the Company.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Indenture provides that in case an Event of Default occurs (which is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the full definitions of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACCRETED VALUE" means, for each $1,000 face amount of Senior Discount Notes as of any date of determination prior to July 1, 2003, the sum of (a) the initial offering price of each Senior Discount Note and (b) that portion of the excess of the principal amount of each Senior Discount Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis and compounded semi-annually on each
January 1 and July 1 at the rate of    % per annum from the date of issuance of
the Senior Discount Notes through the date of determination.

    "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "CAPITAL LEASE OBLIGATION" means, with respect to any Person, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet of such Person in accordance with GAAP.


    "CAPITAL STOCK" means (i) in the case of a corporation, shares of corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership, partnership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

    "CASH EQUIVALENTS" means (i) certain U.S. government securities having maturities of not more than eighteen months from the date of acquisition; (ii) certificates of deposit and eurodollar time deposits with maturities of eighteen months or less from the date of acquisition, bankers' acceptances with maturities not exceeding eighteen months and overnight bank deposits, in each case with any lender party to the Credit Facility or with any U.S. commercial bank having capital and surplus in excess of $500 million; (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above;
(iv) commercial paper having either the highest or second highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition; (v) other corporate debt or asset backed or mortgage backed securities rated as Investment Grade by S&P or Moody's and which mature within eighteen months; and (vi) money market mutual funds.



    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Company and its Restricted Subsidiaries taken as a whole; (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company then outstanding normally entitled to vote in the election of directors; or (iv) the first day on which a majority of the members of the Board of Directors of the Company or of any Successor Entity (as defined under the caption "Merger, Consolidation, or Sale of Assets" above) are not Continuing Directors. For purposes of this definition, the consummation of a transaction in which the outstanding shares of Common Stock are exchanged for common stock of a Person that thereafter will be the sole shareholder of the Company as part of a holding company reorganization will not be deemed to be a Change of Control.


    "CHANGE OF CONTROL TRIGGERING EVENT" means the occurrence of a Change of Control and a Rating Decline.

    "COMMON STOCK" means the Company's common stock, $1.00 par value.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common shareholders (or equity holders) of such Person and its consolidated Restricted Subsidiaries as of such date; plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of Preferred Stock that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock, LESS (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Initial Issuance Date in the book value of any asset owned by such Person or a Restricted Subsidiary of such Person, (y) all investments as of such date in Unrestricted Subsidiaries and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all the foregoing determined in accordance with GAAP.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Initial Issuance Date; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "CREDIT FACILITY" means the Company's $804.4 million credit facility dated as of March 20, 1996 with a group of banks and Citibank, as agent, as such agreement is amended, modified, restated, extended, renewed, replaced or refinanced from time to time.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the final maturity of the outstanding series of Notes with the longest maturity.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "FAIR VALUE" when applied to any property means its fair value to the Company, which may be determined without physical inspection by use of accounting and engineering records and other data maintained by, or available to, the Company; PROVIDED, that the Company delivers a resolution of the Board of Directors specifying the Fair Value of the assets being sold and, in the event of a transaction in excess of $50.0 million, the Company also delivers an opinion of a nationally recognized expert in the valuation of the assets being sold as to the Fair Value of the assets being sold and that the transaction is fair to the Company.

    "FIRST MORTGAGE BONDS" means the securities and other Indebtedness issued from time to time pursuant to the Company's Mortgage Trust Indenture dated as of October 1, 1937 and the supplemental indentures thereto.

    "FIXED CHARGE COVERAGE RATIO" of the Company and its Restricted Subsidiaries means for any period, the ratio of (i) the sum (determined from the consolidated income statement of the Company and its Restricted Subsidiaries) of (A) operating income or operating loss of the Company and its Restricted Subsidiaries, taken as a whole, for such period PLUS (B) depreciation and amortization (including amortization of goodwill and other intangibles and of the MRA Regulatory Asset and other non-cash regulatory deferrals and amortizations) and other non-recurring, non-cash charges of the Company and its Restricted Subsidiaries for such period to the extent that such deprecation and amortization and other non-recurring, non-cash charges were deducted in computing operating income or operating loss, in each case on a consolidated basis and determined in accordance with GAAP, PLUS (C) provision for taxes based on income or profits of the Company and its Restricted Subsidiaries for such period to the extent deducted in determining operating income, to (ii) the sum of (A) the consolidated interest expense of the Company and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to any sale and leaseback transactions, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings (unless such commissions, discounts and other fees and charges have been deducted in calculating operating income), net payments (if any) pursuant to Hedging Obligations and any interest paid by the Company or a Restricted Subsidiary pursuant to a TIPES Transaction; PLUS (B) the consolidated interest expense of the Company and its Restricted Subsidiaries that was capitalized during such period; PLUS (C) any interest expense on Indebtedness of another Person that is Guaranteed by the Company or one of its Restricted Subsidiaries or secured by a Lien on assets of the Company or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); PLUS (D) the quotient obtained by dividing all cash dividend or other payments or distributions on or in respect of any series of Preferred Stock (other than Preferred Stock issued in a TIPES Transaction), of the Company or any of its Restricted Subsidiaries by 1 minus the maximum statutory income tax rate then applicable to the Company (expressed as a decimal), in each case, on a consolidated basis and in accordance with GAAP. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving PRO FORMA effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable reference period.

    "FOSSIL AND HYDRO GENERATING ASSETS" means the Generating Assets other than the Nuclear Generating Assets.

    "GAAP" means generally accepted accounting principles in use at the Initial Issuance Date or, at the option of the Company, other generally accepted accounting principles which are in use at the time of their determination; in determining generally accepted accounting principles, the Company may, but shall not be required to, conform to any accounting order, rule or regulation of any regulatory authority having jurisdiction over the electric generating, transmission or distribution operations of the Company.


    "GENERATING ASSETS" means the Company's nuclear, fossil and hydroelectric generation plants other than the Oswego Plant, and any related asset necessary for the operation of any such plant and any associated license or permit.


    "GRADATION" means a gradation within a Rating Category or a change to another Rating Category, which shall include "+" and "-", in the case of S&P's current Rating Categories (e.g., a decline from BB+ to BB would constitute a decrease of one gradation); "1", "2" and "3", in the case of Moody's current Rating Categories (e.g. a decline from B1 to B2 would constitute a decrease of one gradation); or the equivalent in respect of successor Rating Categories used by Rating Agencies other than S&P or Moody's.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including without limitation, letters of credit, reimbursement agreements and support, "keep-well" or similar agreements in respect thereof), of all or any part of any Indebtedness.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under any interest rate, currency or commodity swap agreement, interest rate, currency or commodity future agreement, interest rate cap or collar agreement, interest rate, currency or commodity hedge agreement, and any put, call other agreement or arrangement designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations of such Person or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations of such Person, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP (provided, that any debt instrument issued by the Company or a Restricted Subsidiary in a TIPES Transaction shall be deemed Indebtedness of the Company regardless of its characterization on any such balance sheet), as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, any Guarantees by such Person of any indebtedness of any other Person.


    "INITIAL ISSUANCE DATE" means the date of closing of the public offering of the Notes.


    "INVESTMENT" means, with respect to any Person, any investment by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances (excluding commission, travel and similar advances to employees made in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; PROVIDED, HOWEVER, that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of assets or Capital Stock (other than Disqualified Stock) shall not be deemed to be an Investment.


    "INVESTMENT GRADE" means a rating of BBB- or higher by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent of such rating category of any other Rating Agency.


    "INVESTMENT GRADE DATE" means the date of delivery by the Company to the Trustee of an officer's certificate to the effect that the Notes of the series having the longest maturity then outstanding have been rated Investment Grade by
(i) S&P and Moody's or (ii) S&P or Moody's and at least one other Rating Agency identified in such certificate.

    "IPP BUYOUT" means the termination, restatement or amendment of certain power purchase agreements in exchange for cash and securities (or the proceeds of the sale by the Company of securities) pursuant to the terms of the Master Restructuring Agreement.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, encumbrance, charge or adverse claim affecting title or resulting in a charge against real or personal property, or a security interest of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).


    "MAKE WHOLE PREMIUM" with respect to any Note shall mean with respect to any prepayment of such Note in circumstances requiring the payment of a Make Whole Premium, an amount equal to (i) in the case of the Series A through G Notes, the excess of (a) the aggregate present value as of the date of such prepayment of the expected future cash flows of such Note (for the avoidance of doubt, such amounts shall include all principal and interest payable with respect to such
Note) (exclusive of interest accrued to the date of prepayment) that, but for such prepayment, would have been payable if such prepayment had not been made, all determinated by discounting such amounts at a rate which is equal to the Treasury Rate plus .50% over (b) the aggregate principal amount of the Note then to be prepaid and (ii) in the case of the Senior Discount Notes (if such prepayment occurs prior to July 1, 2003), the excess of (a) the present value of the sum of all remaining interest (excluding accrued and unpaid interest, if any), premium and principal payments that would become due on the Senior Discount Notes if they were to remain outstanding and be redeemed on July 1, 2003, computed using a discount rate equal to the Treasury Rate plus .50% over
(b) the Accreted Value of the Senior Discount Note then to be prepaid. For purposes of any determination of the Make Whole Premium:


       "TREASURY RATE" shall mean at any time with respect to the Notes being prepaid (a) the yield reported on page C4 of the Bloomberg Financial Markets Service (or, if not available, any other nationally recognized trading screen reporting on-line intraday trading in United States government securities) at 11:00 A.M. (New York, New York time) for those actively traded United States government securities having a maturity (rounded to the nearest month) corresponding to the remaining Weighted Average Life to Maturity of the Notes being prepaid or (b) in the event that no nationally recognized trading screen reporting on-line intraday trading in United States government securities is available, Treasury Rate shall mean the weekly average of the yield to maturity on the United States Treasury obligations with a constant maturity (as compiled by and published in the most recently published issue of the United States Federal Reserve Statistical Release designated H.15(519) or its successor publication) most nearly equal to (by rounding to the nearest month) the Weighted Average Life to Maturity of the Notes then being prepaid. If no maturity exactly corresponding to such Weighted Average Life to maturity of such Notes shall appear therein, the weekly average yield for the two most closely corresponding published maturities shall be calculated pursuant to the foregoing sentence and the Treasury Rate shall be interpolated or extrapolated, as the case may be, from such yields on a straight-line basis (rounding, in the case of relevant periods, to the nearest month).

    "MASTER RESTRUCTURING AGREEMENT" means the Master Restructuring Agreement dated July 9, 1997 among the Company and the independent power producer parties thereto, as amended from time to time.

    "MOODY'S" means Moody's Investor Service, Inc., or any successor to its securities ratings business.

    "MRA REGULATORY ASSET" means the item designated as such on the Company's balance sheet, which represents amounts that the Company is permitted to collect from customers, pursuant to the regulations of the PSC, in respect of the IPP Buyout and the other transactions contemplated by the Master Restructuring Agreement.

    "NET PROCEEDS" means the aggregate cash proceeds received by a Person in respect of any sale of assets, net of amounts paid to minority interests, co-owners and lienholders, direct costs relating to such sale (including, without limitation, legal, accounting and investment banking fees and sales commission), taxes paid or payable which are attributable to such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements relating to such assets), and any cash reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "NON-RECOURSE DEBT" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provide credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "NUCLEAR GENERATING ASSETS" means the Company's interest in Units 1 and 2 of the Nine Mile Point Nuclear Generating Plant, and any related asset necessary for the operation of such plants and any associated license or permit.

    "OPERATING CASH FLOW" means, with respect to any Person for any period, the net cash provided by operating activities of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP.

    "OSWEGO PLANT" means the interest of the Company in the fossil fuel electric generation plant located near Lake Ontario in Oswego, New York.


    "OTHER INDEBTEDNESS" shall mean Senior Indebtedness incurred after the Initial Issuance Date, except (a) Permitted Refinancing Indebtedness with respect to First Mortgage Bonds issued and outstanding at the closing on the Initial Issuance Date; (b) Permitted Refinancing Indebtedness with respect to the Credit Facility; and (c) Indebtedness under the Securitization Transaction and the Receivables Financing and any Permitted Refinancing Indebtedness with respect thereto.


    "PERMITTED ASSET SWAP" means any swap of utility property or assets (or assets related or ancillary thereto) of the Company for other property or assets that will be used in or in connection with the Company's utility business.

    "PERMITTED HEDGING AGREEMENT" of any Person shall mean any Hedging Obligation entered into in the ordinary course of business or pursuant to the MRA and not for speculation or trading purposes that is designed to protect such Person against fluctuations in interest rates or currency exchange rates or commodity prices with respect to Indebtedness incurred or proposed to be incurred or assets used in the business in the ordinary course and which in the case of agreements relating to interest rates shall have a notional amount no greater than the payments due with respect to the Indebtedness being hedged thereby.

    "PERMITTED INVESTMENT" means (a) an Investment in the Company or in a Restricted Subsidiary of the Company (including Investments by the Company in the First Mortgage Bonds or the Notes to the extent otherwise permitted by this Indenture); (b) an Investment in Cash Equivalents; (c) an Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (i) such Person becomes a direct or indirect Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) an Investment in any Person owning or operating electric generation, transmission or distribution facilities or gas distribution or transportation or related systems in which the Company owns joint or undivided interests; (e) an Investment in a Person formed as a special purpose entity in conjunction with a Receivables Financing or Securitization Transaction; (f) an Investment received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and (g) any payment pursuant to those existing Investments of the Company, including the nuclear decommissioning trust fund and the employee benefit plan trusts, described in a Schedule attached to the Indenture.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, extend, refinance, replace (including the replacement at any time following their stated maturity of First Mortgage Bonds or Notes that are repaid at maturity, or the replacement at any time following their stated maturity of the Credit Facility or the Receivables Financing), defease or refund, in whole or in part, other Indebtedness of the Company or any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so renewed, extended, refinanced, replaced, defeased or refunded (plus the amount of accrued interest and premiums (including premium paid on open market purchases), if any, thereon and the reasonable expenses incurred in connection therewith); (ii) Permitted Refinancing Indebtedness that is incurred prior to the maturity of the Indebtedness that it is renewing, extending, refinancing, replacing, defeasing or refunding must be on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, extended, refinanced, replaced, defeased, or refunded and: (a) if such Indebtedness has a final maturity date earlier than the final maturity date of the series of Notes with the latest final maturity date, then such Permitted Refinancing Indebtedness must have a final maturity date the same as or later than the final maturity date of, and a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, extended, refinanced, replaced, defeased or refunded, and (b) if such Indebtedness has a final maturity date later than the final maturity date of the series of Notes with the latest final maturity date, then such Permitted Refinancing Indebtedness must have a final maturity date the same as or later than the final maturity date of, and a Weighted Average Life to Maturity equal to or greater than the maturity of, the series of Notes with the latest final maturity date;
(iii) if the Indebtedness being renewed, extended, refinanced, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being refinanced, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary (or, in the case of the Receivables Financing, the special purpose entity) that is the obligor on the Indebtedness being renewed, extended, refinanced, replaced, defeased or refunded.

    "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "POLLUTION CONTROL OBLIGATIONS" means the Indebtedness or other obligations (however designated) of the Company in respect of tax-exempt revenue bonds issued by the New York State Energy Research and Development Authority.


    "POWERCHOICE AGREEMENT" means the PowerChoice Settlement Agreement between the Company and the PSC, as approved by the PSC in an Order dated March 20, 1998, as such agreement may be amended or modified from time to time.



    "PREFERRED STOCK" means any Capital Stock of the Company which by its terms has preference to Common Stock in right of dividends or other distributions or upon liquidation or dissolution.


    "PSC" means the New York State Public Service Commission, or any successor agency or other governmental entity performing the same functions.

    "RATING AGENCY" means any of S&P, Moody's, Duff & Phelps Credit Rating Company and Fitch Investors Service, Inc., and their successors.

    "RATING CATEGORIES" means (i) with respect to S&P, any of the following categories (any of which may include a "+" or "-"): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories (any of which may include a "1", "2" or "3"):
Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such categories of S&P or Moody's used by another Rating Agency, if applicable.

    "RATING DECLINE" means, at any time within 90 days (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any Rating Agency) after the date of public notice of a Change of Control, or the intention of the Company or any Person to effect a Change of Control, (i) the Rating of the Notes is decreased at least one Gradation by any Rating Agency or (ii) a withdrawal of the rating of the Notes by any Rating Agency.

    "RECEIVABLES FINANCING" means the obligations of the Company pursuant to the Trade Receivables Purchase and Sale Agreement, dated as of August 30, 1996, among NM Receivables Corp., Corporate Receivables Corporation, Citibank, N.A., Citicorp North America, Inc. and the Company, as such agreement is amended or modified from time to time.

    "RELATED ASSET" means real or tangible personal property integral to the generation, transmission or distribution of electricity or the transportation or distribution of natural gas, and ancillary or related activities, including other energy-related businesses.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

    "S&P" means Standard & Poors' Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

    "SALE OF ASSETS" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation by way of a sale and leaseback) by the Company or any Restricted Subsidiary other than sales of inventory or other current assets in the ordinary course of business consistent with past practice;
(ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of their Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a Fair Value in excess of $25.0 million or (b) for Net Proceeds in excess of $25.0 million; (iii) the sale or other disposition (but not any spin-off or other distribution to the Company's shareholders) of the Generating Assets or the Oswego Plant; or (iv) a Securitization Transaction. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly-Owned Restricted Subsidiary or by a Wholly-Owned Restricted Subsidiary to the Company or to another Wholly-Owned Restricted Subsidiary; (ii) an issuance of Equity Interests by a Wholly-Owned Restricted Subsidiary to the Company or to another Wholly-Owned Restricted Subsidiary; (iii) a Restricted Payment that is permitted by the Indenture; (iv) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any of its Restricted Subsidiaries; (v) transactions involving the license, lease or sublease of any real or personal property in the ordinary course of business; (vi) the making of any Permitted Investment; (vii) the transfer, sale or assignment of assets to a single purpose entity in connection with the Receivables Financing; and (viii) a Permitted Asset Swap, will not be deemed to be a Sale of Assets.


    "SECURITIZATION TRANSACTION" means a transaction in which the Company, pursuant to authorization of the PSC, or other appropriate governmental authorizations, transfers rights or other property to a Person formed as a special purpose entity in conjunction with a financing based on the Company's right to collect a non-bypassable wires or similar fee.


    "SENIOR INDEBTEDNESS" means any senior Indebtedness of the Company, including the First Mortgage Bonds, the Credit Facility, the Notes and the Medium-Term Notes.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the date hereof.

    "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company (whether outstanding on the date hereof or hereafter created, incurred, assumed or Guaranteed by the Company or its Restricted Subsidiaries) which is subordinate to the Notes in right of payment or rights upon liquidation of the Company, whether pursuant to the terms of the instrument creating or evidencing such Indebtedness or otherwise.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (a) the sole general partner or the managing partner of which is such Person or a Subsidiary of such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

    "SUPPLEMENTAL INDENTURE" means any indenture duly authorized and approved by the Company's Board of Directors and entered into between the Company and the Trustee in accordance with the Indenture.

    "TIPES TRANSACTION" means a financing transaction or transactions in which the Company establishes a trust or other pass-through entity whose common equity interests are owned by the Company or a Subsidiary and whose assets consist of debt securities of the Company or any Restricted Subsidiary for the purpose of issuing preferred interests in such trust or other entity to investors.

    "UNRESTRICTED SUBSIDIARY" means (i) Opinac North America, Inc., Opinac Energy Corporation, Plum Street Enterprises, Inc., Canadian Niagara Power Company, Limited and any other Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board resolution; but only to the extent that any such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date by the covenant described under the caption "Certain Covenants-Incurrence of Indebtedness", the Company shall be in default of such covenant). The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted by the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness" and (ii) no Default or Event of Default would be in existence following such designation.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, with respect to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

    "WHOLLY-OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

                       DESCRIPTION OF OTHER INDEBTEDNESS

    Upon the completion of the Offering, the Company will have outstanding, in addition to the Notes, indebtedness outstanding under the Credit Facility, its First Mortgage Bonds, Promissory Notes and Medium Term Notes. The following is a brief summary of the principal terms and conditions of the foregoing, all of which will be "Senior Indebtedness" under the terms of the Indenture.

CREDIT FACILITY

    The Company has a $804.4 million credit facility (the "Credit Facility") which is secured with First Mortgage Bonds, with a bank group consisting of a $255.0 million term loan agreement (the "Term Loan Agreement"), a $125.0 million revolving credit agreement, and $424.4 million for letters of credit (the "Letter of Credit"). As of March 31, 1998, the amount outstanding under the Credit Facility was $529.4 million, consisting of $105.0 million under the Term Loan Agreement and $424.4 million under the Letter of Credit, leaving the Company with $275.0 million of borrowing capability under the Credit Facility. The interest rate applicable to the Credit Facility is variable based on certain rate options available under the Credit Facility and currently approximates 7.38% (but is capped at 15%). The Company is currently negotiating with lenders to amend the Credit Facility to extend the expiration date from June 30, 1999 to August 1, 2000.

FIRST MORTGAGE BONDS

    At March 31, 1998, the Company had $2.8 billion aggregate principal amount of First Mortgage Bonds in 18 different series issued pursuant to supplements to the Company's Mortgage Trust Indenture dated as of October 1, 1937, as amended. The First Mortgage Bonds bear interest at fixed rates ranging from 5 7/8% to 9 3/4% for different series, with a weighted average interest rate of 7.81% for all series during 1997. The First Mortgage Bonds are secured by a lien on substantially all gas and electric properties owned by the Company and used or useful in the operation of the Company's properties as an integrated system, together with all rights pertaining thereto. Substantially all after-acquired property of such character will also become subject to such lien. The First Mortgage Bonds mature between 1998 and 2029.

PROMISSORY NOTES

    At March 31, 1998, the Company had outstanding approximately $413.8 million Adjustable Rate Promissory Notes (the "Pollution Control Bonds") issued in seven series with maturities ranging from July 1, 2015 to July 1, 2027. The Pollution Control Bonds were issued to NYSERDA to secure a like amount of tax-exempt revenue bonds issued by NYSERDA. Such securities bear interest at a daily adjustable interest rate (with a Company option to convert to other rates, including a fixed interest rate which would require the Company to issue First Mortgage Bonds to secure the NYSERDA debt) which averaged 3.63% for 1997 and were supported by bank direct pay letters of credit under the Credit Facility.

MEDIUM TERM NOTES

    At March 31, 1998, the Company also had outstanding $20.0 million of unsecured notes (the "Medium Term Notes") with maturities between 2000 and 2004 and bearing interest at rates ranging from 9.95% to 9.99% pursuant to an indenture between the Company and IBJ Schroder Bank & Trust Company, as trustee.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary description of certain United States federal income tax consequences of the acquisition, ownership and disposition of the Notes, based on advice received from Bryan Cave LLP, special tax counsel to the Company. The described consequences are based upon the provisions of the Code, applicable Treasury regulations, rulings and other administrative pronouncements, and judicial decisions as of the date hereof. Such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in federal income tax consequences different from those indicated. No ruling from the Internal Revenue Service ("IRS") has been or will be sought with respect to any of the described consequences and there can be no assurance that the IRS would necessarily accept such consequences in the event of an audit.

    This discussion applies only with respect to Notes that are held as "capital assets" (within the meaning of section 1221 of the Code), and addresses only initial purchasers of the Notes. This discussion does not purport to deal with all aspects of federal income taxation that might be relevant to particular holders in light of their particular circumstances or tax status, including holders who are subject to special treatment under the federal income tax laws, such as foreign holders, certain financial institutions, insurance companies, dealers in securities or foreign currency, tax-exempt organizations or retirement plans, persons who enter into hedging transactions in connection with the Notes, or who hold the Notes as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a conversion transaction), a constructive sale transaction, or persons whose functional currency is not the U.S. dollar. Nor does the discussion address the consequences or effect of any applicable state, local or foreign tax laws, or any estate or gift tax laws.

    THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE TAX IMPACT OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF SUCH INVESTOR'S PARTICULAR CIRCUMSTANCES, INCLUDING ANY CONSEQUENCES UNDER THE TAX LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER NON-FEDERAL JURISDICTION.

HOLDERS--UNITED STATES PERSONS

    For purposes of this discussion, the term "holder" refers to any person who is considered the owner of a Note for U.S. federal income tax purposes, whether or not such person is the registered holder of the Note. Except as set forth under the subheadings "Non-U.S. Holders" and "Backup Withholding and Information Reporting", the described tax consequences apply to holders of Notes who are "United States persons," including: (i) an individual who is a citizen or resident of the United States for federal income tax purposes, (ii) a corporation or partnership created or organized in or under the laws of the United States or any State or the District of Columbia, (iii) an estate (other than a foreign estate) or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

TREATMENT OF NOTES AS INDEBTEDNESS OF THE COMPANY

    The Company intends to characterize and treat the Notes as "indebtedness" (as opposed to a "stock" or other "equity"-type interest in the Company) for all federal income tax purposes. Pursuant to section 385(c) of the Code, such characterization will generally be binding upon all holders of the Notes (but not upon the IRS).

INTEREST INCOME--SERIES A THROUGH G NOTES

    In respect of the Series A through G Notes, for federal income tax purposes, interest paid or accrued in respect thereof will be includible in holder's gross income, as ordinary interest income, in accordance with its regular method of tax accounting. Although the Series A through G Notes may be issued at a price that is less than their stated principal amount, the discount is not expected to exceed 0.25% of the stated redemption price at maturity multiplied by the number of whole years to maturity. Accordingly, the amount of any original issue discount on the Notes that is attributable to the difference between their purchase price and their stated redemption price would be considered DE MINIMIS and thus treated as zero.

ORIGINAL ISSUE DISCOUNT--SENIOR DISCOUNT NOTES

    GENERAL. The Senior Discount Notes will be issued with original issue discount ("OID") for federal income tax purposes. A U.S. holder of a Senior Discount Note will be required to include such OID as ordinary income (regardless of whether such holder is a cash or accrual basis taxpayer) on a constant yield to maturity basis in advance of the receipt of some or all of the related cash payments, as described below, in each taxable year.

    The amount of OID with respect to each Senior Discount Note will be equal to the excess of (i) its "stated redemption price at maturity" over (ii) its issue price. Pursuant to the Treasury Regulations issued under provisions of the Code relating to OID (the "OID Regulations"), the "stated redemption price at maturity" of each Note will include all payments to be made in respect thereof, including any stated interest payments, other than payments of "qualified stated interest." Payments of qualified stated interest are payments of interest which are unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a qualifying rate, including a single fixed rate during the entire term of the debt instrument. Since no actual cash payments will be made in respect of the Senior Discount Notes until January 1, 2004, no interest payments on the Senior Discount Notes will constitute "qualified stated interest."

    TAXATION OF ORIGINAL ISSUE DISCOUNT.  A U.S. holder of a Senior Discount
Note is required to include in gross income as interest income for federal income tax purposes an amount equal to the sum of the "daily portions" of the OID for each day during the taxable year that the Senior Discount Note was held. The daily portion of OID required to be included in a holder's gross income in a taxable year will be determined upon a constant yield to maturity basis by allocating to each day during the taxable year on which the holder holds the Senior Discount Note a pro-rata portion of the OID which is attributable to the "accrual period" in which such day is included. Accrual periods with respect to a Senior Discount Note may be of any length and may vary in length over the term of the Senior Discount Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Senior Discount Note occurs on either the final or first day of an accrual period. The amount of the OID attributable to each "accrual period" will be the product of
(A) the "adjusted issue price" of the Senior Discount Note at the beginning of such accrual period (i.e., the issue price of the Senior Discount Note, generally increased by all prior accruals of OID with respect to the Senior Discount Note and reduced by all payments made with respect to the Senior Discount Note) and (B) the "yield to maturity" of the Senior Discount Note (stated in a manner appropriately taking into account the length of the accrual period). The Senior Discount Notes' yield to maturity is the discount rate, which when applied to all payments required to be made with respect to the Senior Discount Notes, results in a present value equal to the issue price. Accordingly, a holder of a Senior Discount Note will be required to include OID in gross income for federal income tax purposes in advance of the receipt of cash in respect of such income. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of OID allocable to the final accrual period at maturity of the Senior Discount Notes is the difference between (x) the amount payable at the maturity of the Senior Discount Note, and (y) the Senior Discount Note's adjusted issue price as of the beginning of the final accrual period.

    EFFECT OF MANDATORY AND OPTIONAL REDEMPTIONS ON OID. In the event of a Change of Control Triggering Event, the Company will be required to offer to redeem all of the Senior Discount Notes at the redemption price specified elsewhere herein. See "Description of Notes--Change of Control." Under the

OID Regulations, computation of yield and maturity of the Senior D iscount Notes is not affected by such redemption rights and obligations if, based on all the facts and circumstances as of the issue date, the potential occurrence of such contingencies is remote. The Company has determined that, based on all of the facts and circumstances that are expected to exist as of the issue date, the possibility that a Change of Control Triggering Event or an optional redemption by the Company will occur is remote and, as a result, the stated payment schedule of the Senior Discount Notes will not be adjusted for such contingencies.

    The Company may redeem the Senior Discount Notes, in whole or in part, at any time at redemption prices specified elsewhere herein. See "Description of Notes--Optional Redemption." The OID Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date at the option of the issuer. Under the OID Regulations, solely for purposes of the accrual of OID, it is assumed that the issuer will exercise any option to redeem a debt instrument if such exercise will lower the yield-to-maturity of the debt instrument. The Company anticipates that it will not be presumed to redeem the Senior Discount Notes prior to their stated maturity under the foregoing rules because the exercise of such option would not lower the yield-to-maturity of the Senior Discount Notes.

    REPORTING REQUIREMENTS. Each Senior Discount Note will contain a legend stating that it was issued with OID and setting forth the issue date, the issue price, the amount of OID and the yield to maturity. The Company will report annually to the IRS and to each holder the amount of OID accrued with respect to such Senior Discount Note for that year.

DEDUCTIBILITY OF ORIGINAL ISSUE DISCOUNT BY THE COMPANY

    Certain issuers of "applicable high-yield discount obligations" ("AHYDOs") are not permitted to deduct interest attributable to OID on such obligations as it accrues. An AHYDO is a debt instrument that (i) has a maturity date that is more than five years from the date of issue, (ii) bears a yield to maturity that exceeds the sum of (A) the applicable federal rate (the "AFR") in effect for the calendar month in which the obligation was issued (5.93% for instruments issued in June, 1998), plus (B) five percent (5%), and (iii) has "significant original issue discount." A debt instrument is deemed to be issued with "significant original issue discount" if the aggregate amount which would be includible in gross income of a holder with respect to such instrument for periods before the close of any accrual period ending after the date five years after the date of issue exceeds the sum of (i) the aggregate amount of interest required to be paid under the instrument before the close of such accrual period and (ii) the product of the issue price of such instrument and its yield to maturity.

    If the Senior Discount Notes are determined to be AHYDOs, to the extent any AHYDO limitations apply, the deduction of the "disqualified portion" of the OID is permanently disallowed and the remainder of the OID is not deductible until it is actually paid in cash or property (other than equity or debt of the issuer).

MARKET DISCOUNT; ACQUISITION PREMIUM

    If a holder acquires a Note for an amount that is less than the sum of all payments (other than payments with respect to qualified stated interest) due with respect to such Note at the time of acquisition, the amount of such difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified DE MINIMIS amount. Under the market discount rules, a holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. If a holder makes a gift of a Note, accrued market discount, if any, will be recognized as if such holder had sold such Note for a price equal to its fair market value. In addition, the holder may be required to defer, until the maturity of the Note or the earlier disposition of the Note in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

    Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Note, unless the holder elects to accrue such market discount on a "constant yield to maturity" basis. Such an election is irrevocable and is applicable only to the Note with respect to which it is made. A holder of a Note may elect to include market discount in income currently as it accrues (on either a straight-line or constant yield to maturity basis), in which case the rules described above regarding the deferral of interest deductions will not apply. An election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without IRS consent.

    A holder who purchases a Note for an amount in excess of the sum of all payments due with respect to such Note (other than payments with respect to qualified stated interest) will be considered to have purchased the Note at a "premium." Under section 171 of the Code, a holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield to maturity basis. The amount amortized in any year will be treated as a reduction of the holder's interest from the Note. A holder who elects to amortize such premium must also reduce its tax basis in a Note by the amount of premium amortized during its holding period. Bond premium on a Note held by a holder who does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. Under recently finalized Treasury regulations, any premium on a Note that is not amortized pursuant to an election under section 171 of the Code may be deductible only as a capital loss upon the maturity of the Note. In the case of a Note that is callable by the Company prior to maturity, the holder is required to amortize premium with reference to the amount payable on the earlier call date if that would result in a smaller amount of amortizable premium for the period prior to the call date. The election to amortize premium on a constant yield to maturity basis, once made, applies to all debt obligations held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies (other than debt instruments the interest on which is excludable from gross income), and may not be revoked without the consent of the IRS.

    With respect to the Senior Discount Notes, under the acquisition premium rules of the Code and the OID Regulations, the daily portion of OID which such holder must include in its gross income with respect to such Senior Discount Notes for any taxable year will be reduced by an amount equal to the OID multiplied by a fraction, the numerator of which is the amount of such acquisition premium and the denominator of which is the OID remaining from the date the Senior Discount Note was purchased to its maturity date.

DISPOSITION OF NOTES

    Unless a nonrecognition provision of the Code applies, the sale, exchange, retirement at maturity, redemption prior to maturity (including pursuant to an offer, or exercise of a call option, by the Company), or other disposition of a Note will be a taxable event for federal income tax purposes. A holder will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such disposition, and
(ii) the holder's adjusted tax basis in the Note. A holder's adjusted tax basis in a Note generally will be the holder's purchase price for the Note, increased by amounts includible in income by the holder as market discount, or OID with respect to the Senior Discount Notes, and reduced by any amortized premium. Except with respect to that portion of any gain equal to the amount of accrued market discount (which will constitute ordinary income), and that portion of the amount realized on disposition that represents accrued and unpaid interest (which also will constitute ordinary income), such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the Note was held by the holder for more than 12 months at the time of such sale, exchange, redemption or other disposition. For non-corporate holders, the excess of net long-term capital gains over net short-term capital losses is taxed under current law at a maximum rate of 20 percent (20%) for capital assets held more than 18 months, and 28 percent (28%) for capital assets held for more than 12 months but not more than 18 months at the time of the disposition. Gain on the disposition of capital assets held for one year or less is subject to federal income tax at ordinary income tax rates. Certain limitations exist on the deductibility of capital losses by both corporations and individual taxpayers.

NON-U.S. HOLDERS

    The following discussion applies to any holder of a Note who is not a United States person, as defined above. Such holders are hereafter referred to as "Non-U.S. Holders."

    Subject to the discussion of "backup" withholding below, payments of interest by the Company or its agent (in its capacity as such) to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that (i) such holder does not actually or constructively own ten percent (10%) or more of the total combined voting power of all classes of stock of the Company entitled to vote; (ii) such holder is not a "controlled foreign corporation" for U.S. federal income tax purposes (as defined in section 957 of the Code) that is related, directly or indirectly, to the Company through stock ownership; (iii) such interest payments are not "effectively connected" with the conduct by the "Non-U.S. Holder" of a trade or business within the United States; and (iv) the certification requirements of section 871(h) or 881(c) of the Code, as applicable, are satisfied. Under the certification rules, the beneficial owner of a Note must certify to the Company or its agent, under penalties of perjury, that it is a Non-U.S. Holder and provide a completed IRS Form W-8 ("Certificate of Foreign Status") (or substitute Form W-8). Recently finalized Treasury regulations modify the certification procedures in certain respects for payments made after December 31, 1999. A Non-U.S. Holder who does not meet all of the above described requirements will generally be subject to U.S. federal withholding tax at a flat rate of thirty percent (30%) (or a lower applicable treaty rate) on payments of interest on the Notes, unless (i) such holder otherwise qualifies for a withholding tax exemption or reduced withholding rate under an applicable treaty, or (ii) the payments of interest by the Company or its agent (in its capacity as such) to such holder are "effectively connected" with the conduct by the Non-U.S. Holder of a trade or business in the United States.

    If payments of interest with respect to the Series A through G Notes, or the accrual of OID with respect to Senior Discount Notes, are effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, such holder, even though exempt from U.S. federal withholding tax, will be subject to U.S. federal income tax on such interest, or OID as the case may be, and on any gain realized on the sale, exchange, retirement or other disposition of a Note in the same manner as if it were a United States person. In addition, pursuant to section 884(c) of the Code, if such Non-U.S. Holder is a foreign corporation, it may be subject to a "branch profits tax" equal to thirty percent (30%) of its effectively connected earnings and profits for that taxable year, unless it qualifies for a lower rate under an applicable income tax treaty.

    Subject to the discussion of "backup" withholding below, any gain realized upon the sale, exchange, retirement or other disposition of a Note by a Non-U.S. Holder will not be subject to U.S. federal income or withholding taxes unless
(i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (or, under an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder); (ii) in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or other disposition and certain other conditions are met; or (iii) such Non-U.S. Holder is subject to tax pursuant to the provisions of the U.S. tax law applicable to certain U.S. expatriates or nonresident aliens.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    The "backup" withholding and information reporting requirements may apply to certain payments of principal and interest on a Note and to certain payments of proceeds from the sale, exchange, retirement or other disposition of a Note. The Company, its agent, a broker or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of thirty-one percent (31%) of such payment if the holder fails to furnish its correct taxpayer identification number (I.E., social security number or employer identification number) and certifies that such holder is not subject to backup withholding, or otherwise fails to comply with applicable requirements of the backup withholding rules. Certain holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.

    Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof to a holder of a Note who has provided the required certification under penalties of perjury that it is a Non-U.S. Holder, or has otherwise established an exemption under applicable rules.

    In general, payments of the proceeds from the sale or other disposition of a Note by a Non-U.S. Holder which are made to or through a foreign office of a broker will not be subject to a U.S. information reporting or backup withholding, provided that the broker is not a United States person, a controlled foreign corporation for U.S. tax purposes, or a foreign person fifty percent (50%) or more of whose gross income is effectively connected with a U.S. trade or business over a specified period. In addition, for payments made to or through a foreign office of a broker after December 31, 1999, recently finalized Treasury regulations make subject to U.S. information reporting and possibly backup withholding, brokers that are a U.S. branch of (i) a foreign bank or insurance company or (ii) a foreign partnership controlled by U.S. persons or engaged in a U.S. trade or business. Payments to or through the U.S. office of a broker are subject to U.S. information reporting and backup withholding, unless the holder or beneficial owner certifies as to its Non-U.S. Holder status or otherwise establishes an exemption under applicable rules.

    Any amounts withheld under the backup withholding rules may be claimed as a refund or credit against such holder's U.S. federal income tax liability, provided the required information is furnished timely to the IRS. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                                  UNDERWRITING


    Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") among the Company and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Wasserstein Perella Securities, Inc. ("Wasserstein"), Salomon Brothers Inc ("Salomon"), J.P. Morgan Securities Inc. ("JP Morgan"), Citicorp Securities, Inc. ("Citicorp") and TD Securities (USA) Inc. ("TD", and together with DLJ, Merrill, Wasserstein, Salomon, JP Morgan and Citicorp, the "Underwriters"), the Underwriters have agreed to purchase the Notes from the Company in the amounts set forth opposite each such Underwriter's name in the table below at the applicable public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. All of the net proceeds from the sale of the Notes to the Underwriters together with $ will be used by the Company to make payments to the IPP Parties pursuant to the MRA. See "The MRA and the PowerChoice Agreement."



                                                                              PRINCIPAL AMOUNT
                                                                                     OR
                                                                              PRINCIPAL AMOUNT
                                                                                     AT
                                                                                MATURITY OF
                                UNDERWRITER                                        NOTES
----------------------------------------------------------------------------  ----------------
Donaldson, Lufkin & Jenrette Securities Corporation.........................  $
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........................
Wasserstein Perella Securities, Inc.........................................
Salomon Brothers Inc........................................................
J.P. Morgan Securities Inc..................................................
Citicorp Securities, Inc....................................................
TD Securities (USA) Inc.....................................................
                                                                              ----------------
      Total.................................................................  $  3,450,000,000


    The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to the approval of certain legal matters by their counsel and to certain other conditions precedent. The Underwriting Agreement also provides that the Company will indemnify the Underwriters and certain persons controlling the Underwriters against certain liabilities and expenses, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or will contribute to payments the Underwriters are required to make in respect thereof. The nature of the Underwriters' obligations under the Underwriting Agreement is such that the Underwriters are committed to purchase all of the Notes if any of the Notes are purchased.

    The Underwriters and DLJ have advised the Company that they initially propose to offer the Notes in part directly to the public at the applicable offering price set forth on the cover page of this Prospectus, and in part to
certain dealers at such price less a concession not in excess of       % of the
principal amount (or principal amount at muturity, as the case may be) of the Notes. The Underwriters may allow, and such dealers may reallow, a concession to
certain other dealers not in excess of       % of the principal amount (or
principal amount at maturity, as the case may be) of the Notes. After the initial public offering, the public offering price, concession and reallowance may be changed by the Underwriters or by DLJ, as the case may be, at any time without notice.

    There is currently no public market for the Notes and the Company has no present plan to list any of the Notes on a national securities exchange. The Underwriters have advised the Company that the Underwriters currently intend to make a market in the Notes, but are not obligated to do so and may discontinue any such market making at any time without notice. Accordingly, there can be no assurance as to the liquidity of the trading market for the Notes.

    Other than in the United States, no action has been taken by the Company or the Underwriters that would permit a public offering of the Notes in any jurisdiction where action for that purpose is required. The Notes offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of the Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

    In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over allot the Offering, creating a syndicate short position. The Underwriters may bid for and purchase Notes in the open market to cover syndicate short positions or to stabilize the price of the Notes. These activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

    It is expected that delivery of the Notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this Prospectus, which will be the eighth business day following the date hereof. Under Rule 15c6-1 adopted by the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or any day prior to the third business day before the date of delivery of the Notes will be required by virtue of the fact that the Notes initially will settle in T+8, to agree to a delayed settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date hereof or the next four succeeding business days should consult their own advisors.

    DLJ and Merrill have performed various investment banking services for the Company in the past, for which they have received customary remuneration, and may provide such services in the future. DLJ has acted as financial advisor to the Company with respect to the MRA and has delivered an opinion to the Company's Board of Directors with respect to certain financial matters relating to the MRA. A significant portion of DLJ's advisory fee is contingent upon the successful restructuring of the Company's obligations under the PPAs pursuant to the MRA. Wasserstein has performed various financial advisory services for the IPP Parties in the past and in connection with the transactions contemplated by the MRA, for which they have received and will receive in the future customary remuneration, and may provide such services in the future. Citicorp Securities, Inc. and its affiliates provide or may provide commercial banking and/or investment banking services to the Company and its affiliates in the ordinary course of business.

                             VALIDITY OF THE NOTES

    The validity of the Notes offered hereby will be passed upon for the Company by Sullivan & Cromwell, New York, New York, counsel to the Company. Certain legal matters will be passed upon for the Underwriters by Sidley & Austin, New York, New York.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities and Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the prescribed rates. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is listed on the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where reports and other information concerning the Company may be inspected.

    Additional information regarding the Company and the securities offered hereby is contained in the Registration Statement on Form S-3 and the exhibits thereto (the "Registration Statement") filed with the Commission under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, which may be inspected without charge at, and copies of which may be obtained at prescribed rates from the Commission at, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:


         1. Annual Report on Form 10-K for the year ended December 31, 1997.



         2. Amendment to Annual Report on Form 10-K/A for the year ended December 31, 1997.



         3. Second Amendment to Annual Report on Form 10-K/A for the year ended December 31, 1997.



         4. Current Report on Form 8-K dated February 11, 1998.



         5. Quarterly Report on Form 10-Q for the three months ended March 31, 1998.



         6. Amendment to Quarterly Report on Form 10-Q/A for the three months ended March 31, 1998.



         7. Proxy Statement dated May 29, 1998 for the Company's 1998 Annual Meeting.


    All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the Offering will be deemed to be incorporated by reference in this Prospectus and will be part of this Prospectus from the date of filing of such documents. Any statement contained in this Prospectus or in any document incorporated or deemed to be incorporated by reference in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described in this Prospectus (not including exhibits to those documents unless such exhibits are incorporated by reference into the information incorporated into this Prospectus). Requests for copies should be directed to Niagara Mohawk Power Corporation, 300 Erie Boulevard West, Syracuse, New York 13202. Attention: Leon T. Mazur, telephone number: (315) 474-1511.

                                                                      APPENDIX A

                  GLOSSARY OF CERTAIN ELECTRICITY, NATURAL GAS
                              AND ACCOUNTING TERMS

TERM              DEFINITION
----------------  ------------------------------------------------------------------------------------------------
Avoided Costs     The costs an electric utility would otherwise incur to generate power if it did not purchase electricity from another source.
Cogeneration      The simultaneous production of electric energy and useful thermal energy for industrial, commercial, heating or cooling purposes.
CTC               Competitive Transition Charge
Electric          The delivery of electric energy to customers on a distribution system. Electric energy is
Distribution      carried at high voltages along transmission lines. For consumers needing lower voltages, it is reduced in voltage at a substation and delivered over primary distribution lines extending throughout the area where the electricity is distributed. For users needing lower voltage, the voltage is reduced once again by a distribution transformer or a line transformer. At this point it changes from primary to secondary distribution voltage.
GRT               Gross Receipts Tax
GwH               Gigawatt-hours: one gigawatt hour equals one billion watthours.
IPP               Independent Power Producer: any person that owns or operates, in whole or in part, one or more
                  Independent Power Facilities.
KW                Kilowatt: one thousand watts
KWh               Kilowatt-hour: a unit of electrical energy equal to one kilowatt of power supplied or taken from an electric circuit steadily for one hour.
MW                Megawatt: one million watts
MWh               Megawatt hour: one thousand kilowatt hours.
NYSERDA           New York State Energy Research and Development Authority.
PPA               Power Purchase Agreements: long-term contracts under which a utility is obligated to purchase electricity from an IPP at specified rates.
PSC               New York State Public Service Commission
PURPA             Public Utility Regulatory Policies Act of 1978, as amended. One of five bills signed into law on
                  November 8, 1978, as the National Energy Act. It sets forth procedures and requirements applicable to state utility commissions, electric and natural gas utilities and certain federal regulatory agencies. A major aspect of this law is the mandatory purchase obligation from qualifying facilities.
SFAS No. 71       Statement of Financial Accounting Standards No. 71 "Accounting for the Effects of Certain Types
                  of Regulation"
Six-Cent Law      Section 66-c of the New York State Public Service Law, governing minimum prices to be paid under certain PPAs
Transmission      The act or process of transporting electric energy in bulk from a source or sources of supply to other principal parts of the system or to other utility systems. Also a functional classification relating to that portion of utility plant used for the purpose of transmitting electric energy in bulk to other principal parts of the system or to other utility systems, or to expenses relating to the operation and maintenance of transmission plant.
Unit 1            Nine Mile Point Nuclear Station Unit No. 1, a 613 MW nuclear generating facility 100% owned by
                  Niagara Mohawk and in operation since 1969.
Unit 2            Nine Mile Point Nuclear Station Unit No. 2, a 1144 MW nuclear generating facility 41% owned by
                  Niagara Mohawk and in operation since 1988.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE UNDERWRITERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NOTES OFFERED HEREBY, AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................          3
Risk Factors....................................         11
Use of Proceeds.................................         15
Capitalization..................................         16
Pro Forma Condensed Financial Statements........         17
Selected Historical Financial Data..............         28
Management's Discussion of Pro Forma Condensed
  Financial Statements..........................         30
The MRA and the PowerChoice Agreement...........         33
Description of Notes............................         36
Description of Other Indebtedness...............         58
Certain United States Federal Income Tax
  Considerations................................         59
Underwriting....................................         65
Validity of the Notes...........................         66
Experts.........................................         66
Available Information...........................         67
Incorporation of Certain Information by
  Reference.....................................         67
Glossary of Certain Electricity, Natural Gas and
  Accounting Terms..............................        A-1

                                     [LOGO]

$300,000,000 % SERIES A SENIOR NOTES DUE 1999
$450,000,000 % SERIES B SENIOR NOTES DUE 2000
$400,000,000 % SERIES C SENIOR NOTES DUE 2001
$400,000,000 % SERIES D SENIOR NOTES DUE 2002
$400,000,000 % SERIES E SENIOR NOTES DUE 2003
$400,000,000 % SERIES F SENIOR NOTES DUE 2005
$600,000,000 % SERIES G SENIOR NOTES DUE 2008
$500,000,000 % SENIOR DISCOUNT NOTES DUE 2010

                         ------------------------------

                                   PROSPECTUS

                         ------------------------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                              MERRILL LYNCH & CO.
                      WASSERSTEIN PERELLA SECURITIES, INC.
                               J.P. MORGAN & CO.
                              SALOMON SMITH BARNEY
                           CITICORP SECURITIES, INC.
                                 TD SECURITIES

                                  JUNE  , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is a statement of the estimated expenses, other than underwriting discounts and commissions, to be incurred in connection with the distribution of the securities registered under this registration statement. Except as indicated, all costs and expenses will be paid by the Company.

                                                                                     AMOUNT
                                                                                   TO BE PAID
                                                                                  ------------
SEC registration fee............................................................  $    965,240
NASD fees and expenses..........................................................           -0-
Legal fees and expenses.........................................................       800,000
Accounting fees and expenses....................................................       200,000
Printing and engraving fees.....................................................        45,000
Registrar and transfer agent's fees.............................................        10,000
Trustee's fees..................................................................        37,000
Miscellaneous...................................................................        30,000
                                                                                  ------------
        Total...................................................................  $  2,087,240
                                                                                  ------------
                                                                                  ------------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Sections 721 through 726 of the Business Corporation Law of the State of New York (the "BCL") provide for indemnification of the Company's officers and directors under certain conditions and subject to specific limitations. The BCL permits New York corporations to supplement the statutory indemnification with additional "non-statutory" indemnification for directors and officers meeting a specified standard of conduct and to advance to officers and directors litigation expenses under certain circumstances. As permitted by the BCL,
Article VI of the Company's By-Laws provides for indemnification of, and advancement of litigation expenses incurred by, directors and officers of the Company.

    The Company has also obtained insurance providing for indemnification of directors and officers against certain expenses and liabilities. In addition, pursuant to a 1986 amendment to the BCL, the Company has entered into agreements with certain of the officers and directors of the Company providing for indemnification for the liability of officers and directors not covered by the policy mentioned above. Such additional indemnification does not cover acts committed in bad faith or acts which were the result of active and deliberate dishonesty. In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    Furthermore, Article XIIA of the Certificate of Incorporation of the Company limits, with certain exceptions, the personal liability of a director of the Company to the Company or its shareholders for damages for any breach of duty in such capacity to the fullest extent permitted by the BCL.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Index to Exhibits


1          Form of Underwriting Agreement.

2(a)       PowerChoice Settlement Agreement (incorporated by reference from Form 8-K of the
           Company dated October 10, 1997).

2(b)       Master Restructuring Agreement by and between Niagara Mohawk Power Corporation and
           Independent Power Producers (incorporated by reference to Current Report on Form
           8-K of the Company dated July 9, 1997).

2(c)       PSC Order dated March 20, 1998 (incorporated by reference to Annual Report on Form
           10-K for year ended December 31, 1997).

4(a)(1)    Mortgage Trust Indenture dated as of October 1, 1937 between NMPC (formerly CNYP)
           and Marine Midland Trust Company of New York), as Trustee (incorporated by reference to CNYP Registration No. 2-5490).

4(a)(2)    Supplemental Indenture dated as of December 1, 1938, supplemental to Exhibit
           4(a)(1) (incorporated by reference to NMPC Registration Statement No. 2-59500).

4(a)(3)    Supplemental Indenture dated as of April 15, 1939, supplemental to Exhibit
           4(a)(1)(incorporated by reference to NMPC Registration Statement No. 2-59500).

4(a)(4)    Supplemental Indenture dated as of July 1, 1940, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to NMPC Registration Statement No. 2-59500).

4(a)(5)    Supplemental Indenture dated as of October 1, 1944, supplemental to Exhibit
           4(a)(1) (incorporated by reference to CNYP Registration Statement No. 2-5490).

4(a)(6)    Supplemental Indenture dated as of June 1, 1945, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to NMPC Registration Statement No. 2-59500).

4(a)(7)    Supplemental Indenture dated as of August 17, 1948, supplemental to Exhibit
           4(a)(1) (incorporated by reference to NMPC Registration Statement No. 2-59500).

4(a)(8)    Supplemental Indenture dated as of December 31, 1949, supplemental to Exhibit
           4(a)(1) (incorporated by reference to NMPC Registration Statement No. 2-8214).

4(a)(9)    Supplemental Indenture dated as of January 1, 1950, supplemental to Exhibit
           4(a)(1) (incorporated by reference to NMPC Registration Statement No. 2-8214).

4(a)(10)   Supplemental Indenture dated as of October 1, 1950, supplemental to Exhibit
           4(a)(1) (incorporated by reference to NMPC Registration Statement No. 2-8634).

4(a)(11)   Supplemental Indenture dated as of October 19, 1950, supplemental to Exhibit
           4(a)(1) (incorporated by reference to NMPC Registration Statement No. 2-8634).

4(a)(12)   Supplemental Indenture dated as of February 20, 1953, supplemental to Exhibit
           4(a)(1) (incorporated by reference to NMPC Registration Statement No. 2-10501).

4(a)(13)   Supplemental Indenture dated as of April 25, 1956, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to NMPC Registration Statement No. 2-12443).

4(a)(14)   Supplemental Indenture dated as of March 15, 1960, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to NMPC Registration Statement No. 2-70860).

4(a)(15)   Supplemental Indenture dated as of October 1, 1966, supplemental to Exhibit
           4(a)(1) (incorporated by reference to NMPC Registration Statement No. 2-25526).

4(a)(16)   Supplemental Indenture dated as of July 15, 1967, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to NMPC Registration Statement No. 2-26918).

4(a)(17)   Supplemental Indenture dated as of August 1, 1967, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to NMPC Registration Statement No. 2-26918).

4(a)(18)   Supplemental Indenture dated as of August 1, 1968, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to NMPC Registration Statement No. 2-29575).

4(a)(19)   Supplemental Indenture dated as of March 15, 1977, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to NMPC Registration Statement No. 2-59500).

4(a)(20)   Supplemental Indenture dated as of August 1, 1977, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to NMPC Registration Statement No. 2-70860).

4(a)(21)   Supplemental Indenture dated as of March 1, 1978, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to NMPC Registration Statement No. 2-70860).

4(a)(22)   Supplemental Indenture dated as of June 15, 1980, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to NMPC Registration Statement No. 2-70860).

4(a)(23)   Supplemental Indenture dated as of November 1, 1985, supplemental to Exhibit
           4(a)(1) (incorporated by reference to NMPC Registration Statement No. 2-90568).

4(a)(24)   Supplemental Indenture dated as of October 1, 1989, supplemental to Exhibit
           4(a)(1) (incorporated by reference to NMPC Registration Statement No. 33-32475).

4(a)(25)   Supplemental Indenture dated as of dated as of June 1, 1990, supplemental to
           Exhibit 4(a)(1) (incorporated by reference to NMPC Registration Statement No.
           33-38093).

4(a)(26)   Supplemental Indenture dated as of November 1, 1990, supplemental to Exhibit
           4(a)(1) (incorporated by reference to NMPC Registration Statement No. 33-38093).

4(a)(27)   Supplemental Indenture dated as of March 1, 1991, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to NMPC Registration Statement No. 33-47241).

4(a)(28)   Supplemental Indenture dated as of October 1, 1991, supplemental to Exhibit
           4(a)(1) (incorporated by reference to NMPC Registration Statement No. 33-47241).

4(a)(29)   Supplemental Indenture dated as of April 1, 1992, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to NMPC Registration Statement No. 33-47241).

4(a)(30)   Supplemental Indenture dated as of June 1, 1992, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to NMPC Registration Statement No. 33-59594).

4(a)(31)   Supplemental Indenture dated as of July 1, 1992, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to NMPC Registration Statement No. 33-59594).

4(a)(32)   Supplemental Indenture dated as of August 1, 1992, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to NMPC Registration Statement No. 33-59594).

4(a)(33)   Supplemental Indenture dated as of April 1, 1993, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to Quarterly Report on Form 10-Q for quarter ended
           March 31, 1993).

4(a)(34)   Supplemental Indenture dated as of July 1, 1993, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to Quarterly Report on Form 10-Q for quarter ended
           September 30, 1993).

4(a)(35)   Supplemental Indenture dated as of September 1, 1993, supplemental to Exhibit
           4(a)(1) (incorporated by reference to Quarterly Report on Form 10-Q for quarter ended September 30, 1993).

4(a)(36)   Supplemental Indenture dated as of March 1, 1994, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to Annual Report on Form 10-K for year ended December
           31, 1993).

4(a)(37)   Supplemental Indenture dated as of July 1, 1994, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to Annual Report on Form 10-K for year ended December
           31, 1994).

4(a)(38)   Supplemental Indenture dated as of May 1, 1995, supplemental to Exhibit 4(a)(1)
           (incorporated by reference to Quarterly Report on Form 10-Q for quarter ended June
           30, 1995).

4(a)(39)   Supplemental Indenture dated as of March 20, 1996, supplemental to Exhibit
           4(a)(1).

4(a)(40)   Agreement dated as of August 16, 1940, between CNYP, The Chase National Bank of the City of New York, as Successor Trustee, and The Marine Midland Trust Company
           of New York, as Trustee incorporated by reference to CNYP Registration Statement
           No. 2-5490).

4(a)(41)   Form of Supplemental Indenture to be dated as of June 30, 1998, supplemental to
           Exhibit 4(a)(1).

4(b)       Form of Indenture relating to the Notes.

4(c)       Form of Notes.

5          Opinion of Sullivan & Cromwell.

8          Opinion of Bryan Cave LLP.**

12         Statement regarding computation of ratios.**

23(a)      Consent of Independent Accountants, Price Waterhouse LLP.

23(b)      Consent of Sullivan & Cromwell (included within Exhibit 5 hereto).

23(c)      Consent of Bryan Cave LLP (included within Exhibit 8 hereto).**

25         Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of IBJ
           Schroder Bank & Trust Company.**


------------------------


**  Previously filed.


ITEM 17. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 15, Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (c) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Syracuse, State of New York, on the 16th day of June, 1998.


                                NIAGARA MOHAWK POWER CORPORATION

                                By:  /s/ STEVEN W. TASKER
                                     -----------------------------------------
                                     Name: Steven W. Tasker
                                     Title: Vice President-Controller and
                                     Principal Accounting Officer


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on June 16, 1998:



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
    /s/ WILLIAM F. EDWARDS      Senior Vice President and
------------------------------    Chief Financial Officer       June 16, 1998
      William F. Edwards

      /s/ ARTHUR W. ROOS        Vice President-Treasurer
------------------------------                                  June 16, 1998
        Arthur W. Roos